UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Clearwire Corporation

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2009 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Clearwire Corporation will be held at the

WOODMARK HOTEL
Marina Room
1200 Carillon Point
Kirkland, Washington 98033

on June 17, 2009, at 9:00 A.M.

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 17, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders, which we refer to as the Annual Meeting, of Clearwire Corporation, a Delaware corporation, which we refer to as the Company or Clearwire. The Annual Meeting will be held on Wednesday, June 17, 2009 at 9:00 a.m., Pacific Daylight Time at the Woodmark Hotel, Marina Room, 1200 Carillon Point, Kirkland, Washington 98033 for the following purposes:

1.	To elect the twelve director candidates described in the proxy statement to serve until the next Annual Meeting or until their respective successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for fiscal year 2009; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is April 20, 2009. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof.

In accordance with the rules approved by the Securities and Exchange Commission, we will send a Notice of Internet Availability of Proxy Materials on or about May 1, 2009, and will provide access to our proxy materials over the Internet, beginning on May 1, 2009, for the holders of record and beneficial owners of our Class A and Class B common stock as of the close of business on the record date.

Your vote is important. We urge you to review the accompanying materials carefully and to vote by Internet or telephone as promptly as possible. Alternatively, you may request a proxy card, which you may complete, sign and return by mail. Voting on the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Using the Internet or telephone helps save the Company money by reducing postage and proxy tabulation costs.

On Behalf of the Board of Directors

Broady R. Hodder
Secretary

Kirkland, Washington
April 30, 2009

i

CLEARWIRE CORPORATION
4400 CARILLON POINT
KIRKLAND, WASHINGTON 98033

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 17, 2009

GENERAL INFORMATION

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Clearwire, which we refer to as the Board of Directors or the Board, for use at our 2009 Annual Meeting. In this proxy statement, references to “Clearwire,” the “Company,” “we,” “us,” “our” and similar expressions refer to Clearwire Corporation, unless the context of a particular reference provides otherwise.

2009 Annual Meeting Date and Location

Clearwire’s 2009 annual meeting will be held at the Woodmark Hotel, Marina Room, 1200 Carillon Point, Kirkland, Washington 98033, on Wednesday, June 17, 2009, at 9:00 a.m., Pacific Daylight Time, or at such other time and place to which the Annual Meeting may be adjourned. References in this proxy statement to the Annual Meeting also refer to any adjournments or changes in location of the meeting, to the extent applicable.

Explanatory Note Regarding Transactions with Sprint and Strategic Investors

On November 28, 2008, Clearwire Corporation completed the transactions contemplated by the Transaction Agreement and Plan of Merger, which we refer to as the Transaction Agreement, dated as of May 7, 2008 (as amended by Amendment No. 1 to the Transaction Agreement, dated as of November 21, 2008), by and among the former Clearwire Corporation (which, upon consummation of the transactions contemplated by the Transaction Agreement, which we refer to as the Transactions, became Clearwire Legacy LLC), which we refer to as Old Clearwire; Sprint Nextel Corporation, which we refer to as Sprint; Comcast Corporation, which we refer to as Comcast; Time Warner Cable Inc., which we refer to as Time Warner Cable; Bright House Networks, LLC, which we refer to as Bright House Networks; Google Inc., which we refer to as Google; and Intel Corporation, which we refer to as Intel. In this proxy statement, we refer to Comcast, Time Warner Cable, Bright House Networks and Google collectively as the Strategic Investors, and to the Strategic Investors together with Intel as the Investors. Each of Sprint, Eagle River Holdings, LLC, which we refer to as Eagle River, and the Investors are a party to the equityholders’ agreement, dated November 28, 2008, entered into with us, which we refer to as the Equityholders’ Agreement, which contains certain provisions regarding our corporate governance and the composition of our Board of Directors. In this proxy statement, we refer to the completion of the Transactions as the Closing.

Delivery of Proxy Materials

We made these materials available to you over the Internet or, upon your request, have delivered paper versions of these materials to you by mail, in connection with the solicitation of proxies by the Board for the 2009 Annual Meeting. Stockholders may request to receive proxy materials in paper form by mail or electronically by e-mail during the voting period. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you, as well as solicitation costs. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

On or about May 1, 2009, we will mail a Notice of Internet Availability of Proxy Materials to stockholders containing instructions on how to access the proxy statement and vote online. Each registered stockholder (you own shares in your own name on the books of our transfer agent) will receive one copy of each such Notice per account even if at the same address, while most banks and brokers will deliver only one copy of such Notice to consenting street-name stockholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee. Similarly, most street-name stockholders who receive multiple copies of the Notice at a single address may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. In the alternative, stockholders may give instructions to receive separate copies or discontinue multiple mailings by contacting the third party that mails annual meeting materials for most banks and brokers by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or telephoning (800) 542-1061. Your instructions must include the name of your bank or broker and your account number.

Procedural Matters

Only stockholders of record as of the close of business on April 20, 2009, will be entitled to receive notice of, to attend, and to vote at the Annual Meeting on the basis of one vote for each share of Clearwire Class A common stock, which we refer to as Class A Common Stock, held and one vote for each share of Clearwire Class B common stock, which we refer to as Class B Common Stock, held. On April 20, 2009, there were 195,011,115 shares of Class A Common Stock outstanding, held of record by 178 stockholders and 528,823,529 shares of Class B Common Stock outstanding held of record by 13 stockholders. Stockholders do not have cumulative voting rights.

Voting Procedures

Registered Stockholders:  Registered stockholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

By Internet.  You may submit a proxy electronically on the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Please have the Notice of Internet Availability of Proxy Materials in hand when you log onto the web site. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on June 16, 2009.

In Person.  You may vote in person at the Annual Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

By Telephone.  If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on June 16, 2009.

By Mail.  If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the business reply envelope.

Street-name Stockholders:  Street-name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

By Mail.  If you request paper copies of the proxy materials by mail, you may indicate your vote by completing, signing and dating your proxy card and returning it in the business reply envelope.

By Methods Listed on Voting Instruction Form.  Please refer to your voting instruction form or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy electronically on the Internet or by telephone, following the instructions on the voting instruction form or other information provided by the record holder.

In Person with a Proxy from the Record Holder.  A street-name stockholder who wishes to vote in person at the meeting will need to obtain a legal proxy from their bank, broker or other nominee.

Please consult the voting instruction form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Vote Required

A plurality of the votes that could be cast by holders of shares of Class A Common Stock and Class B Common Stock, which we refer to together as Common Stock, taken together, entitled to vote and present in person or represented by proxy at the annual meeting is required to elect each of the nominees for director. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the annual meeting, is required to ratify the appointment of Deloitte & Touche LLP, which we refer to as Deloitte & Touche, as our independent registered public accountants.

Tabulation of Votes

Votes cast by proxy or in person at the meeting will be tabulated by Broadridge Financial Solutions, Inc.

Effect of an Abstention and Broker Non-Votes

A stockholder who abstains from voting on any or all proposals will be included in the number of stockholders present at the Annual Meeting for the purpose of determining the presence of a quorum, as will broker non-votes. “Broker non-votes” are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Abstentions and “broker non-votes” will not be counted either in favor or against the election of directors. However, abstentions will have the effect of a vote “against” the ratification of Deloitte & Touche as our independent registered public accountants. “Broker non-votes” will not have any counted either in favor or against the ratification.

Vote Confidentiality

Clearwire has a confidential voting policy to protect our stockholders’ voting privacy. Under this policy, ballots, proxy forms, and voting instructions returned to brokerage firms, banks and other holders are kept confidential. Only the proxy tabulator and Inspector of Elections have access to the ballots, proxy forms, and voting instructions. The proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if there is a proxy contest, if the stockholder authorizes disclosure, to defend legal claims, or as otherwise required by law.

Annual Meeting Admission

Attendance at the Annual Meeting is limited to stockholders and a guest. Admission to the Annual Meeting is on a first-come, first-served basis. Registration begins at 8:30 a.m., Pacific Daylight Time, and you will be asked to present a valid picture identification and proof of Clearwire stock ownership as of the record date. If you hold Clearwire stock in a brokerage account (“street name”), you must bring a copy of a brokerage account statement reflecting your stock ownership as of the record date. If you plan to attend as the proxy of a stockholder, you must present valid proof of proxy. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the Annual Meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting room, they may not be used at any time.

PROPOSAL 1

ELECTION OF DIRECTORS

Clearwire’s business and affairs are managed under the direction of our Board of Directors, which is currently comprised of twelve (12) members. The size of our Board shall not be less than five (5) and not more than thirteen (13) as fixed from time to time by the Board or by the stockholders as provided in our by-laws, which we refer to as the Clearwire Bylaws.

Twelve directors are to be elected at the annual meeting to hold office until the next annual meeting of stockholders, or until their successors are elected and qualified. The accompanying proxy will be voted in favor of the nominees named below to serve as directors unless the stockholder indicates to the contrary on the proxy. All of the nominees are current directors.

The Board of Directors expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors.

The Equityholders’ Agreement provides for the nomination by each of Sprint, Eagle River, Intel and the Strategic Investors as a group, of a certain number of members of our Board of Directors as described under the section of titled “Related Party Transactions — Relationships among Certain Stockholders, Directors, and Officers of Clearwire — The Equityholders’ Agreement,” beginning on page 46 of this proxy statement. Unless a director resigns or is removed, each director (other than the first Board of Directors who hold office until their successors are elected and qualified at Clearwire’s 2009 annual meeting) elected will hold office for the longer of one year or until that director’s successor is elected and qualified.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE FOLLOWING NOMINEES:

Name	Position With Clearwire	Age	Nominated by
Craig O. McCaw	Chair	59	Eagle River

Daniel R. Hesse	Director	54	Sprint

Keith O. Cowan	Director	52	Sprint

John W. Stanton	Director	53	Sprint

Frank Ianna	Director	59	Sprint

Jose A. Collazo	Director	65	Sprint

Steven L. Elfman	Director	53	Sprint

Brian P. McAndrews	Director	50	Sprint

Dennis S. Hersch	Director	61	Strategic Investors

Sean Maloney	Director	54	Intel

Peter L.S. Currie	Director	52	Nominating Committee

Theodore H. Schell	Director	64	Strategic Investors

The following is a brief biography of each of our directors:

Craig O. McCaw.  Mr. McCaw has served as our Co-Chairman since March 2009 and as the Chair of our Board of Directors since November 2008. Mr. McCaw served as Old Clearwire’s Chairman since he founded Old Clearwire in October 2003 through the Closing. Previously, Mr. McCaw served as Old Clearwire’s Chief Executive Officer from October 2003 until May 2006 and as Old Clearwire’s Co-Chief Executive Officer from May 2006 to January 2007. Since May 2000, Mr. McCaw has served as a director and Chairman of ICO Global Communications (Holdings)

Limited, which we refer to as ICO. Mr. McCaw is also Chairman, Chief Executive Officer and a member of Eagle River Investments, LLC, Eagle River, and Eagle River, Inc., which we refer to as ERI, and its affiliates, which are private investment companies that focus on strategic investments in the communications industry. Mr. McCaw is a former director of Nextel Communications, Inc. and XO Communications, Inc., formerly known as NEXTLINK Communications, Inc.

Daniel R. Hesse.  Mr. Hesse has served as a director of Clearwire since November 2008. He has served as Chief Executive Officer, President and director of Sprint since December 2007. He served as Chairman, President and Chief Executive Officer of Embarq Corporation from May 2006 to December 2007. He served as President of Sprint’s local telecommunications business from June 2005 to May 2006. He served as Chairman, President and Chief Executive Officer of Terabeam Corporation, a Seattle-based communications company, from March 2000 to June 2004. He served as President and Chief Executive Officer of AT&T Wireless Services, a division of AT&T, from 1997 to 2000.

Keith O. Cowan.  Mr. Cowan has served as a director of Clearwire since November 2008. He has served as President – Strategic Planning and Corporate Initiatives of Sprint since July 2007, and as the acting President – CDMA Business Unit of Sprint since November 2008. Before joining Sprint, Mr. Cowan served as Executive Vice President of Genuine Parts Company, a service organization engaged in the distribution of automotive replacement parts, industrial replacement parts, office products and electrical/electronic materials, from January 2007 until July 2007. Previously, he served in various positions at BellSouth Corporation from May 1996 until January 2007. Those positions included: Chief Field Operations Officer (2006); President, Marketing and Product Management (2005); President, Interconnection Services (2004); Chief Planning and Development Officer (2001 – 2003); and Vice President, Corporate Development (1996 – 2000). Before joining BellSouth Corporation, Mr. Cowan was a partner at the law firm of Alston & Bird in Atlanta.

John W. Stanton.  Mr. Stanton has served as a director of Clearwire since November 2008. He has served as Managing Director of Trilogy Partners LLC, a private investment firm, Trilogy International Partners LLC, an operator of wireless systems in South and Central America, and Trilogy Equity Partners LLC, an investor in small wireless-related companies, since 2005. Mr. Stanton served as Chairman and Chief Executive Officer of Western Wireless Corporation from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. Mr. Stanton was Chairman and a director of T-Mobile USA, formerly VoiceStream Wireless Corporation (“T-Mobile USA”), from 1994 to 2004 and was Chief Executive Officer of T-Mobile USA from 1998 to 2003. Mr. Stanton is a member of the board of directors of Columbia Sportswear, Inc., a manufacturer of active outdoor apparel and footwear, and Hutchison Telecommunications International Limited, an international provider of telecommunication services.

Frank Ianna.  Mr. Ianna has served as a director of Clearwire since November 2008. He has served as Chief Executive Officer and a director of Attila Technologies LLC, a Stevens Institute of Technology Technogenesis® Company, since 2007. He has also served as a consultant to McCreight & Company, Inc., a strategy implementation consulting firm. Mr. Ianna served as President of AT&T Network Services from 1998 until his retirement in 2003 and he previously held various executive and senior management positions at AT&T from 1990 until 1998 and various management and staff positions at AT&T from 1972 until 1998. Mr. Ianna has been a director of Tellabs, Inc. since 2004 and Sprint since March 2009.

Jose A. Collazo.  Mr. Collazo has served as a director of Clearwire since November 2008. Mr. Collazo joined I-9 Compliance, LLC in January of 2009 as the Vice Chairman and President. He served as President – Products and Partners of BT Global Services, a division of BT Group plc, from October 2007 to January 2009. Previously, Mr. Collazo served as Chairman, Chief Executive Officer and President of Infonet Services Corporation, a provider of international data, fax and voice communications solutions, from 1971.

Steven L. Elfman.  Mr. Elfman has served as a director of Clearwire since January 2009. Mr. Elfman joined Sprint in May 2008 and currently serves as President of Network Operations and

Wholesale at Sprint. From July 2003 to May 2008 Mr. Elfman served as President and Chief Operating Officer of Motricity (formerly Infospace Mobile) and as Executive Vice President of Infospace Mobile. He served as Executive Vice President of Operations at Terabeam from May 2000 until May 2003 and as Chief Information Officer at AT&T Wireless from June 1997 to May 2000.

Brian P. McAndrews.  Mr. McAndrews has served as a director of Clearwire since February 2009. Until December 2008, Mr. McAndrews served as a Senior Vice President of Advertiser and Publisher Solutions at Microsoft Corporation. Mr. McAndrews served as the Chief Executive Officer and President of aQuantive Inc. from September 1999 until its acquisition by Microsoft in August 2007. From February 1990 to September 1999, McAndrews worked for ABC Inc., holding executive positions at ABC Sports, ABC Entertainment and ABC Television Network and eventually becoming Executive Vice President and General Manager for ABC Sports. From 1984 to 1989, he served as a product manager for General Mills Inc. Mr. McAndrews serves as a director of Fisher Communications Inc., WhitePages.com Inc. and for the Seattle-Northwest Chapter of the National Association of Corporate Directors.

Dennis S. Hersch.  Mr. Hersch has served as a director of Clearwire since November 2008. Mr. Hersch is President of N.A. Property, Inc., through which he acts as a business advisor to Mr. and Mrs. Wexner, and has done so since February 2008. He was a Managing Director of JPMorgan Securities, Inc., an investment bank, from December 2005 through January 2008, where he served as the Global Chairman of its Mergers & Acquisitions Department. Mr. Hersch was a partner of Davis Polk & Wardwell, a New York law firm, from 1978 until December 2005. He is also a director of Limited Brands, Inc.

Sean Maloney.  Mr. Maloney has served as a director of Clearwire since November 2008. He has served as Executive Vice President of Intel since 2001 and as Chief Sales and Marketing Officer of Intel since 2006. Mr. Maloney began his Intel career in 1982 and has served as Intel UK’s Manager of Applications Engineering, Country Manager of Intel UK, Director of Marketing for Intel Europe, Technical Assistant to the Chairman and CEO, Manager of Intel’s sales and marketing activities in Asia Pacific and head of Intel’s worldwide sales organization. He was promoted to Senior Vice President in 1999. He took over as head of Intel Communications Group (ICG) later that year and became co-manager with David Perlmutter of the Mobility Group in 2004. Mr. Maloney is a member of the board of Autodesk Inc, and the Board of Directors of the National Committee on United States-China Relations, Inc.

Peter L.S. Currie.  Mr. Currie has served as a director of Clearwire since December 2008. He served as a director of Old Clearwire from 2005 until November 2008 and is currently president of Currie Capital LLC. From 2002 to 2005, he was a managing member of General Atlantic LLC, a worldwide private equity investment company, where he continues to serve as special advisor. Before joining General Atlantic, Mr. Currie was a partner and co-founder of The Barksdale Group, an early-stage venture capital firm. Mr. Currie also served as executive vice president and chief administrative officer of Netscape Communications from 1995 to 1999, and held various positions, including executive vice president and chief financial officer, of McCaw Cellular Communications, Inc. from 1989 to 1995. Prior to joining McCaw Cellular, he was a Principal at Morgan Stanley & Co. Incorporated, where he joined in 1982. He is also a director of Sun Microsystems.

Theodore H. Schell.  Mr. Schell has served as a director of Clearwire since January 2009. Mr. Schell is currently a Managing Director at Associated Partners LP, a private equity firm focusing on all aspects of media and telecommunications. Prior to joining Associated, he was a General Partner at Apax Partners where he oversaw U.S. investments in telecommunications, wireless and related technology companies. Mr. Schell is also a founder of Enforta, a Russian Worldwide Interoperability of Microwave Access, which we refer to as WiMAX, operator. Prior to joining Apax, Mr. Schell served for 11 years at Sprint Corporation as its Senior Vice President for Strategy and Corporate Development. Before joining Sprint, Mr. Schell was the founder, President and Chief Executive Officer of Realcom Communications Corporation, established in 1983. Mr. Schell is a member of the board of Comverse Technologies Inc.

INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

Director Independence; Controlled Company

As of February 28, 2009, Sprint beneficially owns approximately 51% of the outstanding voting power of Clearwire. In addition, the Investors collectively own approximately 31% and Eagle River owns approximately 5% of the outstanding voting power of our Common Stock. The Equityholders’ Agreement governs the voting of shares of the Common Stock held by each of the parties thereto in certain circumstances, including with respect to the election of the individuals nominated to the Board of Directors by Sprint, Eagle River and the Investors.

As a result of the combined voting power of Sprint, Eagle River and the Investors and the Equityholders’ Agreement, we rely on exemptions from certain NASDAQ corporate governance standards. Under the NASDAQ Marketplace Rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the compensation of officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors; and

•	director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process.

We have elected to use these exemptions available to controlled companies.

Regardless of whether a company is a “controlled company,” the NASDAQ Marketplace Rules require that a company have an audit committee of at least three members, each of whom must:

•	be independent as defined under the NASDAQ Marketplace Rules;

•	meet the criteria for independence set forth in the applicable Securities and Exchange Commission, which we refer to as the SEC, rules (subject to applicable exemptions);

•	not have participated in the preparation of the financial statement of the company or any current subsidiary of the company at any time during the past three years; and

•	be able to read and understand financial statements, including a balance sheet, income statement, and cash flow statement.

Additionally, at least one member of the audit committee must have past employment experience in financial or accounting, requisite professional certificate in accounting, or other comparable experience or background which results in the individual’s “financial sophistication,” including being or having been a senior officer with financial oversight responsibilities. A company listing in connection with its initial public offering is allowed to phase in its compliance with these audit committee requirements by having: (i) one independent member at the time of listing; (ii) a majority of independent members within 90 days of listing; and (iii) all independent members within one year of listing.

Board of Directors

The information relating to our Board of Directors set forth in the section titled “Proposal 1 — Election of Directors” on page 4 of this proxy statement is incorporated by reference into this section.

Code of Ethics

The Company has adopted the Clearwire Code of Conduct and Ethics that applies to all of the Company’s employees, including its principal executive officer, principal financial officer and principal accounting officer, and its Board of Directors. The Code of Conduct and Ethics is available on the corporate governance page of the Company’s website at www.clearwire.com, under “Investor Relations” or in hard copy upon request to the Corporate Secretary. If the Company makes any substantive amendments to the Code of Conduct and Ethics or grants any waiver from a provision of the Code of Conduct and Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Board Meetings and Committees

During the last fiscal year, which started with the origination of the Company on November 28, 2008 and ended on December 31, 2008, the Board of Directors held a total of one meeting. All directors currently on the Board at that time attended the meeting, with the exception of Mr. Maloney. Also during fiscal year 2008, the Nominating and Governance Committee and Compensation Committee each met once. The Audit Committee did not meet during fiscal year 2008. The Company encourages all incumbent directors and nominees for director to attend the Annual Meeting.

In accordance with the Equityholders’ Agreement, we have established three committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Pursuant to the Equityholders’ Agreement, we will be establishing a special committee known as the Transactions Committee. To the extent that our Board of Directors delegates any authority to any other committee, then each of Sprint, Intel, Eagle River and the Strategic Investors will be entitled to designate at least one designee to any such committee for so long as it has the right to nominate at least one director, unless such designation would in the good faith determination of a majority of the independent directors be inappropriate as a result of a conflict of interest on the part of such designee, the party designating such designee or any of their respective affiliates. Each such existing committee is governed by a written charter, and a current copy of each such charter is available to our stockholders on our website at http://www.clearwire.com.

Audit Committee

The primary responsibilities of the Audit Committee are to oversee the accounting and financial reporting processes of Clearwire as well as its affiliated and subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which is provided to stockholders and others, and the system of internal controls which management and our Board of Directors have established. The Audit Committee oversees the independent registered public accountants, including their independence and objectivity. However, the Audit Committee members do not act as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent registered public accountants. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of legal counsel and the advisors.

The Audit Committee currently consists of two independent directors, including Sprint’s designated director that qualifies as an independent director and the independent director designated by our Nominating and Governance Committee. Messrs. McCaw, Stanton and Currie currently serve as our Audit Committee members, and Mr. Currie serves as the Chair of the Audit Committee. Our Board of Directors has determined that Messrs. Currie and Stanton are “independent,” as defined under and required by the federal securities law and the NASDAQ Marketplace Rules. Our Board of Directors has determined that Mr. Currie qualifies as an “audit committee financial expert” under the federal securities laws and each member of the Audit Committee has the “financial sophistication”

required under the NASDAQ Marketplace Rules. The Board of Directors intends to replace Mr. McCaw’s position on the Audit Committee with an “independent” director by November 28, 2009.

Pursuant to the Equityholders’ Agreement, the approval of a majority of the Audit Committee will be required to approve any matter before the Audit Committee.

Compensation Committee

The primary responsibilities of the Compensation Committee are to periodically review and approve the compensation and other benefits for our employees, officers and independent directors, including reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. The Compensation Committee also administers and has discretionary authority over the issuance of stock awards under any of our stock compensation plans.

The Compensation Committee may delegate authority to review and approve the compensation of Clearwire’s employees to certain of Clearwire’s executive officers, including with respect to stock option or stock appreciation rights grants made under any of Clearwire stock option plans, stock compensation plans or stock appreciation rights plans.

Pursuant to the Equityholders’ Agreement and subject to certain limitations and qualification, the Compensation Committee has the authority to, among other things, determine compensation for the Chief Executive Officer of Clearwire and Clearwire Communications LLC, which we refer to as Clearwire Communications, and all executive officers of Clearwire and Clearwire Communications who report directly to the Chief Executive Officer.

In accordance with the Equityholders’ Agreement, the Compensation Committee will consist of four members, including one of Sprint’s designated directors, one of the Strategic Investors’ designated directors, Eagle River’s designated director and an independent director. Messrs. McCaw, Hesse and Currie currently serve as our Compensation Committee members, with one vacancy. Our Board of Directors has determined that Mr. Currie is “independent,” as defined under and required by the federal securities law and the NASDAQ Marketplace Rules.

Nominating and Governance Committee

The Nominating and Governance Committee assists Clearwire’s Board of Directors with respect to: (a) the organization, membership, and function of the Board of Directors, including the identification and recommendation of director nominees and the structure and membership of each committee of the Board of Directors, (b) corporate governance principles applicable to Clearwire and, (c) Clearwire’s policies and programs that relate to matters of corporate responsibility. The Nominating and Governance Committee reviews and makes recommendations to the Board of Directors regarding the composition of the Board of Directors, structure, format, and frequency of the meetings. The Nominating and Governance Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. However, the Nominating and Governance Committee, when considering a potential candidate, does factor into its determination the following qualities of a candidate, among others: professional experience, educational background, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders.

The Nominating and Governance Committee reviews and makes recommendations to the Board of Directors regarding the nature, composition and duties of the committees of the Board of Directors. The Nominating and Governance Committee reviews and considers stockholder recommended candidates for nomination to the Board of Directors. The Board of Directors has established a policy whereby stockholders may propose nominees for consideration by the Nominating and Governance

Committee by submitting the names and other relevant information to the Corporate Secretary at the following address: Clearwire Corporation, 4400 Carillon Point, Kirkland, WA 98033.

Pursuant to the Equityholders’ Agreement and subject to certain limitations and qualifications, Clearwire’s Nominating and Governance Committee consists of five members, including two of Sprint’s designated directors, Eagle River’s designated director, one of the Strategic Investors’ designated directors and Intel’s designated director. Messrs. McCaw, Hesse, Cowan, Hersch and Maloney currently serve as our Nominating and Governance Committee members, and Mr. Hersch serves as the Chair of the Nominating and Governance Committee. Our Board of Directors has determined that Mr. Hersch is “independent,” as defined under and required by the federal securities law and the NASDAQ Marketplace Rules.

Transactions Committee

Pursuant to the Equityholders’ Agreement, Clearwire will be establishing a special committee known as the Transactions Committee. Under the Equityholders’ Agreement, if Clearwire proposes to incur indebtedness or take any other action that could violate the terms of Sprint’s debt agreements, and if Sprint is unable to timely deliver to Clearwire a Compliance Certificate certifying that the proposed indebtedness or other action does not violate Sprint’s debt agreements and the accompanying legal opinion from a nationally recognized law firm, the Transactions Committee must determine whether to proceed with the proposed indebtedness or other action and whether Sprint must take certain actions to ensure that it can deliver a Compliance Certificate and the accompanying legal opinion. In addition, the Transactions Committee must determine the appropriate course of action to avoid any possible restriction or limitation on the operations of Clearwire and its subsidiaries arising out of any litigation or liabilities related to Sprint and its subsidiaries and subject to indemnification by Sprint under the Transaction Agreement.

Pursuant to the Equityholders’ Agreement, the Transactions Committee consists of all directors other than those directors designated by Sprint who are employees or directors of Sprint or any of its affiliates or who would not be independent directors of Sprint if they were to sit on the board of directors of Sprint or any of its affiliates.

Compensation of the Board of Directors

The current Clearwire director compensation policy was not adopted until January 2009, and therefore no compensation was paid to the current Board of Directors in 2008, except for current directors who also served on the board of directors of Old Clearwire.

The independent directors of Old Clearwire received an initial stock option grant and follow-on annual stock option grants. In addition, committee chairpersons received annual cash compensation of $15,000 and other independent directors received annual cash compensation of $12,000, plus additional cash compensation of $1,000 per meeting, for meetings attended in person, and $500 for telephonic meetings. Directors of Old Clearwire were also reimbursed for actual out-of-pocket expenses. Mr. McCaw received $300,000 annually for his service as Chairman of Old Clearwire.

All current Clearwire directors qualify for compensation, except that compensation earned for directors who are also employees of Sprint or Intel are paid to Sprint and Intel and not to the individual directors. Directors receive an initial restricted stock unit award and follow-on annual stock awards. In addition, the Chairman receives an annual cash retainer of $75,000, plus additional cash compensation of $5,000 per board meeting and $1,000 per committee meeting. The Audit Committee Chair receives an annual cash retainer of $50,000, plus additional cash compensation of $2,000 per board meeting and $1,000 per committee meeting. The Compensation and Governance Committee Chairs each receive an annual cash retainer of $45,000, plus additional cash compensation of $2,000 per board meeting and $1,000 per committee meeting. All other directors receive an annual cash retainer of $35,000, plus additional cash compensation of $2,000 per board meeting and $1,000 per committee meeting. Compensation is paid out quarterly and directors are also reimbursed for actual out-of-pocket expenses.

The following table sets forth a summary of the compensation we and Old Clearwire paid to our directors in 2008:

			Stock	Option
	Fees earned or		Awards	Awards
Name	paid in cash ($)		($)	($) (1)		Total ($)
Craig O. McCaw	300,000	(2)	-	-	(3)	300,000
Peter L.S. Currie	24,500	(4)	-	160,912	(5)(6)	185,412
Jose A. Collazo (7)	-		-	-		-
Keith O. Cowan (7)	-		-	-		-
Steven L. Elfman (7)(8)	-		-	-		-
Dennis S. Hersch (7)	-		-	-		-
Daniel R. Hesse (7)	-		-	-		-
Frank Ianna (7)	-		-	-		-
Sean M. Maloney (7)	-		-	-		-
Brian P. McAndrews (7)(8)	-		-	-		-
Theodore H. Schell (7)(8)	-		-	-		-
John W. Stanton (7)	-		-	-		-

(1)	Amounts shown reflect the dollar amount of option awards recognized for financial statement purposes in the year ended December 31, 2008, in accordance with SFAS No. 123(R), Share-Based Payment, which we refer to as SFAS No. 123(R).

(2)	Amount shown represents $272,877 of compensation paid in 2008 for service as Chairman of the board of directors of Old Clearwire, plus $27,123 of compensation paid in 2008 to be credited for service as Chairman of Clearwire in 2008 and 2009.

(3)	At the end of fiscal year 2008, Mr. McCaw held stock options to purchase an aggregate of 1,666,666 shares of Class A Common Stock.

(4)	Amount shown represents compensation paid in 2008 for service on the board of directors of Old Clearwire.

(5)	As of the end of fiscal year 2008, Mr. Currie held stock options to purchase an aggregate of 35,832 shares of Class A Common Stock.

(6)	This amount includes compensation expense recognized for all unvested stock and option awards that became fully vested according to their terms upon the Closing. The grant date fair value of 2008 stock option grants computed in accordance with SFAS No. 123(R) is $43,016.

(7)	Messrs. Collazo, Cowan, Elfman, Hersch, Hesse, Ianna, Maloney, McAndrews, Schell and Stanton did not receive any compensation for service on the Board of Directors in 2008.

(8)	Messrs. Elfman, McAndrews and Schell were not elected as directors until 2009.

Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation, which we refer to as the Clearwire Charter, and the Clearwire Bylaws allow us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, which we refer to as the DGCL. It also contains provisions that provide for the indemnification of directors of Clearwire for third-party actions and actions by or in the right of Clearwire that mirror Section 145 of the DGCL.

In addition, the Clearwire Charter states that Clearwire shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Clearwire, or is or was serving at the request of Clearwire as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against that person or incurred by that person in any such capacity, or arising out of that person’s status as such, and related expenses, whether or not the corporation would have the power to indemnify that person against such liability under the DGCL. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Further, on December 4, 2008, we entered into an indemnification agreement with each of our directors and executive officers then in office, which we refer to as the Indemnification Agreement. Additionally, all director and executive officers joining us after that date have also executed the Indemnification Agreement. Under the Indemnification Agreement, we have agreed to indemnify each director and executive officer against liability arising out of the individual’s performance of his or her duties to Clearwire. The Indemnification Agreement provides indemnification in addition to the indemnification provided by the Clearwire Charter, the Clearwire Bylaws and applicable law. Among other things, the Indemnification Agreement indemnifies each director and executive officer for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by the director or executive officer from any claims relating to any event or occurrence arising out of or in connection with the director’s or executive officer’s service to us or to any other entity to which the director or executive officer provides services at our request. Further, we have agreed to advance expenses the director or executive officer may spend as a result of any proceeding against the director or executive officer as to which such individual could be indemnified. Notwithstanding the other provisions of the Indemnification Agreement, we are not obligated to indemnify the director or executive officer: (1) for claims initiated by the director or executive officer, (2) for claims relating to payment of profits in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, (3) if a final court decision determines that such indemnification is not lawful, and (4) if the director or executive officer did not act in good faith or the best interest of Clearwire, engaged in unlawful conduct, or is adjudged to be liable to Clearwire.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, which we refer to as the Securities Act, may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Officers and Key Employees

The following sets forth certain information as of April 30, 2009, about Clearwire’s current executive officers and key employees, with respect to their service as executive officers of Clearwire.

Name	Age	Position
William T. Morrow	49	Chief Executive Officer
Benjamin G. Wolff	40	Co-Chairman
David J. Sach	47	Chief Financial Officer
Barry West	63	President and Chief Architect
Perry S. Satterlee	48	Chief Operating Officer
R. Gerard Salemme	54	Executive Vice President, Strategy, Policy & External Affairs
Hope F. Cochran	37	Senior Vice President, Finance and Treasurer
Robert M. DeLucia	45	Vice President and Chief Accounting Officer
Atish Gude	44	Senior Vice President and Chief Marketing Officer
Broady R. Hodder	37	Senior Vice President, General Counsel & Secretary
Scott G. Richardson	42	Senior Vice President and Chief Strategy Officer
Scott A. Hopper	46	Senior Vice President, Corporate Development
John Saw	46	Senior Vice President and Chief Technology Officer

William T. Morrow—Chief Executive Officer. Mr. Morrow has served as our Chief Executive Officer since March 9, 2009. Mr. Morrow served as President, Chief Executive Officer and director of Pacific Gas & Electric Company, a public utility company, from July 1, 2007 to September 1, 2008, and from August 15, 2006 to June 30, 2007, he served as its President and Chief Operating Officer. From May 1, 2006 to July 31, 2006, Mr. Morrow served as Chief Executive Officer of Vodafone’s Europe region through Vodafone Group PLC. From April 1, 2005 to April 30, 2006, he served as President of Vodafone KK in Japan. From February 1, 2004 to March 31, 2005, Mr. Morrow served as Chief Executive Officer of Vodafone UK, Ltd. and from December 21, 2001 to January 31, 2004, he served as President of Japan Telecom Holdings Co., Inc. Mr. Morrow is a director of Broadcom Corporation and Openwave Systems Inc.

Benjamin G. Wolff—Co-Chairman and former Chief Executive Officer. Mr. Wolff served as Chief Executive Officer from November 2008 to March 9, 2009; he is currently serving as our Co-Chairman. Mr. Wolff served as Old Clearwire’s Chief Executive Officer and as a director since January 2007. Mr. Wolff previously served as Co-President and Chief Strategy Officer from October 2005 to January 2007, and as Old Clearwire’s Co-Chief Executive Officer from May 2006 to January 2007. Previously, Mr. Wolff served as Old Clearwire’s Executive Vice President from April 2004 to October 2005. In addition to his positions with the Company, Mr. Wolff is a principal of Eagle River, the President of Eagle River and Eagle River, Inc., Eagle River’s parent company, and the Chairman of ICO North America. Mr. Wolff also serves on the board of CTIA – the Wireless Association® and on the board of the Woodland Park Zoo in Seattle, Washington. From August 1994 until April 2004, Mr. Wolff was a lawyer with Davis Wright Tremaine LLP, where he became a partner in January 1998. Mr. Wolff’s practice focused on mergers and acquisitions, corporate finance and strategic alliance transactions. While with Davis Wright Tremaine LLP, he co-chaired the firm’s Business Transactions Department and served on the firm’s Executive Committee.

David J. Sach—Chief Financial Officer.  Mr. Sach has served as our Chief Financial Officer since February 2, 2009. Previously, Mr. Sach served as Chief Financial Officer of Millicom International Cellular, S.A. from September 2005 until September 2008. Prior to joining Millicom, Mr. Sach served as Senior Vice President —Finance and Chief Administrative Officer for Equant NV from 2002 until 2005. Mr. Sach was Group Financial Controller of EMI Group, PLC. Prior to EMI, he was Vice President and Chief Financial Officer of Thomson Professional Publishing. Mr. Sach began his career with Price Waterhouse, LLP. Mr. Sach is a Certified Public Accountant.

Barry West—President and Chief Architect.  Prior to becoming President and Chief Architect of the Company in November 2008, Mr. West served as President for the XOHM business unit and Sprint Chief Technology Officer and President —4G Mobile Broadband. Mr. West was appointed President —4G Mobile Broadband effective August 2006. Mr. West was appointed Chief Technology Officer at the time of the Sprint-Nextel merger in August 2005. He served as Executive Vice President and Chief Technology Officer of Nextel Communications, Inc. from March 1996 until August 2005. Prior to joining Nextel, Mr. West was with British Telecom for more than 35 years.

Perry S. Satterlee—Chief Operating Officer.  Prior to being appointed as Clearwire’s Chief Operating Officer in November 2008, Mr. Satterlee served as Old Clearwire’s President since January 2007, Chief Operating Officer since July 2004 and as the President and Chief Executive Officer of Clearwire US LLC since May 2006. Mr. Satterlee served as Old Clearwire’s Co-President from October 2005 to January 2007. Previously, Mr. Satterlee was Old Clearwire’s Chief Operating Officer from July 2002 to July 2004, and Vice President-Sales and Marketing, from August 1998 to July 2004, of Nextel Partners Inc. Before joining Nextel Partners, Mr. Satterlee was the President —Pacific Northwest Area of Nextel Communications, Inc. Before joining Nextel, Mr. Satterlee served from 1992 to 1996 as Vice President and General Manager of Central California District of AT&T Wireless Services, formerly McCaw Cellular. From 1990 to 1992, he was General Manager of McCaw Cellular’s Ventura/Santa Barbara market. From 1988 to 1990, Mr. Satterlee was Director of Planning for McCaw Cellular, where he led the company’s planning and budgeting processes.

R. Gerard Salemme—Executive Vice President, Strategy, Policy & External Affairs. Prior to being appointed as Clearwire’s Executive Vice President, Strategy, Policy & External Affairs in November 2008, Mr. Salemme served as a director of Old Clearwire since November 2003 and Executive Vice President, Strategy, Policy, and External Affairs of Old Clearwire since April 2004 and currently is a principal of Eagle River, a Vice President of Eagle River, Inc., and a director of and consultant to ICO and ICO North America. Previously, Mr. Salemme served as Old Clearwire’s Vice President and Secretary from November 2003 to April 2004. Before joining Old Clearwire, Mr. Salemme was Senior Vice President, External Affairs of XO Communications, Inc. from May 1997 to June 2003. Before joining XO Communications, Inc., Mr. Salemme served as AT&T Corp.’s Vice President of Government Affairs, directing AT&T Corp.’s federal regulatory public policy organization, including participation in the Federal Communications Commission’s narrowband and broadband personal communication services, which we refer to as PCS, auctions. Before AT&T Corp., Mr. Salemme served as Senior Vice President, External Affairs for McCaw Cellular. Previously, Mr. Salemme was the Senior Telecommunications Policy Analyst for the United States House of Representatives Subcommittee on Telecommunications and Finance. Before joining the subcommittee, he was a Regional Manager at GTE Corporation/Sprint Corporation and supervised the company’s government relations in the New York/New England region. Mr. Salemme has also served as Chief of Staff to Congressman Ed Markey of Massachusetts and was a lecturer of economics at the University of Massachusetts at Salem.

Hope F. Cochran—Senior Vice President, Finance and Treasurer. Prior to being appointed as Clearwire’s Senior Vice President, Finance and Treasurer in November 2008, Ms. Cochran served as Old Clearwire’s Senior Vice President, Finance since August 2008 and as Treasurer since June 2006. From November 2005 to August 2008, Ms. Cochran was Old Clearwire’s Vice President, Finance. Previously, from May 2003 to August 2005, Ms. Cochran served as the Chief Financial Officer of Evant Incorporated, a planning and logistics software developer. From May 2001 to May 2003,

Ms. Cochran served as the Controller of the Americas —Sales Operations for PeopleSoft, Inc. Before 2001, Ms. Cochran was a founder and served as the Chief Financial Officer of SkillsVillage, a contractor supply chain management software provider, until its sale to PeopleSoft, Inc. In both chief financial officer positions, Ms. Cochran managed corporate finance, accounting, human resources, legal and facilities. Ms. Cochran began her career as an auditor at Deloitte & Touche.

Robert M. DeLucia—Vice President and Chief Accounting Officer. Prior to being appointed as Clearwire’s Vice President and Chief Accounting Officer in November 2008, Mr. DeLucia served as Old Clearwire’s Chief Accounting Officer since May 2007. Before coming to Old Clearwire, Mr. DeLucia served in a variety of positions with Adelphia Communications Corporation from August 2002 to March 2007 as part of that company’s restructuring team, including most recently Vice President and Controller and previously Vice President of Reporting and Vice President and Assistant Controller. Before working for Adelphia, Mr. DeLucia worked for Public Interactive, Inc. as its interim Chief Financial Officer.

Atish Gude—Senior Vice President and Chief Marketing Officer. Prior to being appointed as Clearwire’s Senior Vice President —Chief Marketing Officer in November 2008, Mr. Gude served as Senior Vice President of Business Operations/Mobile Broadband Operations for XOHM since August 2006. Prior to this role, from August 2005 to August 2006, he served as the Senior Vice President of Corporate Strategy for Sprint. From July 2000 to August 2005, Mr. Gude was the Vice President of Strategic Planning for Nextel Communications, Inc., where he was responsible for a number of aspects of corporate strategy as well as building the financial operating plan for Nextel Communications, Inc. during those years. Mr. Gude’s team drove Nextel Communications, Inc.’s efforts into wireless broadband, which involved launching and managing the Flarion/Raleigh-Durham market trial and efforts that ultimately led to the acquisition of the 2.5 GHz spectrum.

Broady R. Hodder—Senior Vice President, General Counsel and Secretary. Prior to being appointed as Clearwire’s Senior Vice President, General Counsel and Secretary in November 2008, Mr. Hodder served as Old Clearwire’s Vice President and General Counsel since May 2006 and Secretary since June 2006. Previously, Mr. Hodder served as Old Clearwire’s Corporate Counsel and Assistant Secretary from November 2004 to November 2005 and Vice President Legal, Finance and Corporate Development from November 2005 to May 2006. Before joining Old Clearwire, from April 2001 to November 2004, Mr. Hodder was a lawyer with Davis Wright Tremaine LLP, where he became a partner in January 2004. Before joining Davis Wright Tremaine LLP, Mr. Hodder was a lawyer with Gray Cary Ware & Freidenrich LLP and Lionel Sawyer and Collins Ltd.

Scott G. Richardson—Senior Vice President and Chief Strategy Officer. Prior to being appointed as Clearwire’s Senior Vice President and Chief Strategy Officer in November 2008, Mr. Richardson served as Old Clearwire’s Chief Strategy Officer since January 2007. From 2002 to 2006, Mr. Richardson led Intel’s broadband wireless business and most recently served as Vice President of Intel’s Mobility Group and General Manager of the company’s Service Provider Business Group. In these roles, Mr. Richardson was responsible for creating the IEEE 802.16 standard and delivering the company’s silicon products for WiMAX Certified wireless equipment and access devices. From 1998 to 2002, Mr. Richardson served as General Manager of Intel’s OEM communication systems business serving the networking and communications market. From 1988 to 1998, Mr. Richardson led software efforts within Intel’s Enterprise Server Group and held various staff roles in communications businesses.

Scott A. Hopper—Senior Vice President, Corporate Development. Prior to being appointed as Clearwire’s Senior Vice President, Corporate Development in November 2008, Mr. Hopper served as Vice President, Corporate Development of Old Clearwire since November 15, 2005. Before joining Old Clearwire, Mr. Hopper served as Vice President —Corporate Development for Western Wireless Corporation from 1999 until Western Wireless Corporation’s sale to Alltel Corporation in 2005. Prior to 1999, Mr. Hopper held various corporate and business development roles within Western Wireless and Voicestream. Mr. Hopper began his wireless career in 1991 at Pacific Northwest Cellular.

John Saw, Ph.D. — Senior Vice President, Chief Technology Officer. Prior to being appointed as Senior Vice President, Chief Technology Officer in November 2008, Dr. Saw served as Old Clearwire’s Chief Technology Officer since July 2007. From October 2003 to July 2007, Dr. Saw served as Clearwire’s vice president of Engineering. Before joining Old Clearwire, from 2002 to 2003, Dr. Saw was senior vice president and general manager of Fixed Wireless Access at Netro Corp (now SR Telecom) where he initiated the rollout of Netro’s broadband wireless product in Europe. From 1997 to 2002 Dr. Saw served as chief engineer and vice president of Engineering at AT&T Wireless (now AT&T). At AT&T Wireless, Dr. Saw was instrumental in the development and rollout of the company’s digital broadband wireless service, one of the earliest orthogonal frequency-division multiplexing (OFDM)-based wireless systems deployed and foreshadowed the subsequent development of the WiMAX 802.16 standards. Before joining AT&T Wireless, Dr. Saw spent nine years in various leadership positions at Nortel where he was involved in the development of TDMA, GSM, CDMA and fixed wireless cellular infrastructure and microwave radio products.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Our employees prepare these reports for certain of our directors and all of our executive officers on the basis of information obtained from the Company’s records. Based on information available to us during fiscal year 2008, we believe that all applicable Section 16(a) filing requirements were met.

STOCKHOLDER COMMUNICATIONS WITH BOARD OF DIRECTORS

Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be delivered to the Company’s Secretary at 4400 Carillon Point, Kirkland, Washington 98033, with a request to forward the same to the intended recipient. In general, all stockholder communication delivered to the Company’s Secretary for forwarding to the Board of Directors or specified members will be forwarded in accordance with the stockholder’s instructions. However, the Company’s Secretary reserves the right not to forward to members any abusive, threatening or otherwise inappropriate materials.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows information regarding the beneficial ownership of shares of Class A Common Stock and Class B Common Stock as of February 28, 2009 and shows the number of and percentage owned by:

•	each person who is known by us to own beneficially more than 5% of Class A Common Stock or Class B Common Stock;

•	each member of our Board of Directors;

•	each of our executive officers; and

•	all members of our Board of Directors and our executive officers as a group.

Except as indicated in the footnotes to this table (1) each person has sole voting and investment power with respect to all shares attributable to such person and (2) each person’s address is c/o Clearwire Corporation, 4400 Carillon Point, Kirkland, Washington 98033.

	Class A(1)	% of Class A	Class B	% of Class B	% Voting

5% Stockholders:
Sprint HoldCo LLC(2)(3)	370,000,000	65.5%	370,000,000	70.0%	51.1%
Intel Capital Corporation(2)(4)	95,583,529	37.6%	58,823,530	11.1%	13.2%
Comcast Corporation(2)(5)	61,764,705	24.1%	61,764,705	11.7%	8.5%
Eagle River Holdings, LLC(2)(6)	36,911,291	18.8%	-	-	5.0%
Google Inc.(2)(7)	29,411,765	15.1%	-	-	4.1%
Time Warner Cable Inc.(2)(8)	32,352,941	14.2%	32,352,941	6.1%	4.5%
Motorola, Inc.(9)	16,666,666	8.5%	-	-	2.3%
Bell Canada(10)	12,989,039	6.7%	-	-	1.8%
Executive Officers and Directors:
Benjamin G. Wolff(11)	38,528,499	19.5%	-	-	5.0%
John A. Butler(12)	729,166	*	-	-	*
Perry S. Satterlee(13)	1,306,665	*	-	-	*
R. Gerard Salemme(14)	1,275,527	*	-	-	*
Scott G. Richardson(15)	536,641	*	-	-	*
Craig O. McCaw(16)	38,689,623	19.6%	-	-	5.0%
Daniel R. Hesse(17)	370,000,000	65.5%	370,000,000	70.0%	51.1%
Jose Collazo	-	-	-	-	-
Keith O. Cowan	-	-	-	-	-
Peter L.S. Currie(18)	352,804	*	-	-	*
Steven L. Elfman	-	-	-	-	-
Dennis S. Hersch	-	-	-	-	-
Frank Ianna	-	-	-	-	-
Sean M. Maloney	-	-	-	-	-
Brian P. McAndrews(19)	40	*	-	-	*
Theodore H. Schell	-	-	-	-	-
John W. Stanton(20)	1,788,435	*	-	-	*
All directors and executive officers as a group (26 persons)	417,449,438	72.9%	370,000,000	70.0%	56.4%

*	Less than 1%.

(1)	Shares of Class A Common Stock beneficially owned and the respective percentages of beneficial ownership of Class A Common Stock assumes the conversion of all shares of Class B Common Stock beneficially owned by such person or entity into Class A Common Stock, and the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of February 28, 2009. Shares issuable pursuant to the conversion of Class B Common Stock or the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such shares of Class B Common Stock, options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The respective percentages of beneficial ownership of Class A Common Stock beneficially owned is based on 195,006,706 shares of Class A Common Stock and 528,823,529 shares of Class B Common Stock outstanding as of February 28, 2009.

(2)	Pursuant to the Equityholders’ Agreement, which includes a voting agreement under which the parties to the Equityholders’ Agreement and their respective affiliates share the ability to elect a majority of Clearwire directors, each of Sprint, Comcast, Eagle River, Bright House Networks, Time Warner Cable, Google and Intel may be deemed to beneficially own the shares beneficially owned by each other, including through their subsidiaries or affiliates, including, 370,000,000 shares of Class B Common Stock issued to Sprint HoldCo LLC, which we refer to as the Sprint Shares; 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment I, Inc., which we refer to as the Comcast I Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment II, Inc., which we refer to as the Comcast II Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment III, Inc., which we refer to as the Comcast III Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment IV, Inc., which we refer to as the Comcast IV Shares, and 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment V, Inc., which, together with the Comcast I Shares, the Comcast II Shares, the Comcast III Shares and the Comcast IV Shares, we refer to as the Comcast Shares; 35,922,958 shares of Class A Common Stock issued to Eagle River Holdings LLC, which we refer to as the Eagle River Shares; 5,882,353 shares of Class B Common Stock beneficially owned by BHN Spectrum Investments, LLC, a subsidiary or affiliate of Bright House Networks and which we refer to as the Bright House Networks Shares; 10,784,314 shares of Class B Common Stock issued to TWC Wireless Holdings I LLC, which we refer to as the TWC I Shares, 10,784,314 shares of Class B Common Stock issued to TWC Wireless Holdings II LLC, which we refer to as the TWC II Shares, and 10,784,313 shares of Class B Common Stock issued to TWC Wireless Holdings III LLC, which, together with the TWC I and TWC II Shares, we refer to as the Time Warner Cable Shares; 29,411,765 shares of Class A Common Stock beneficially owned by Google Inc., which we refer to as the Google Shares; and 3,333,333 shares of Class A Common Stock beneficially owned by Intel Capital (Cayman) Corporation, which we refer to as the Intel Cayman Shares, 33,333,333 shares of Class A Common Stock beneficially owned by Intel Capital Corporation, a subsidiary of Intel, which we refer to as the Intel Capital Shares, 19,607,842 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008A, which we refer to as the Intel 2008A Shares, 19,607,844 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008B, which we refer to as the Intel 2008B Shares, 19,607,844 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008C, which we refer to as the Intel 2008C Shares, and 93,333 shares of Class A Common Stock issuable on exercise of warrants issued to Middlefield Ventures, Inc., a wholly-owned subsidiary of Intel, which, together with the Intel Cayman Shares, the Intel Capital Shares, the Intel 2008A Shares, the Intel 2008B Shares and the Intel 2008C Shares, we refer to as the Intel Shares. Each of the above-referenced stockholders disclaims beneficial ownership of the shares of capital stock held by such other stockholder, except to the extent of his pecuniary interest therein.

(3)	Includes 370,000,000 shares of Class B Common Stock issued to Sprint HoldCo LLC. The address of such stockholder is 6200 Sprint Parkway, Overland Park, Kansas 66251.

(4)	Includes the Intel Shares. The address of each holder of Intel Shares is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.

(5)	Includes the Comcast Shares. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.

(6)	Includes 35,922,958 shares of Class A Common Stock, 375,000 shares of Class A Common Stock issuable on exercise of warrants and 613,333 shares of Class A Common Stock issuable on exercise of warrants. Eagle River is controlled by Mr. McCaw. The manager of Eagle River is ERI, an entity controlled by and wholly-owned by Mr. McCaw. The address of such stockholder is 2300 Carillon Point, Kirkland, Washington 98033.

(7)	Includes 29,411,765 shares of Class A Common Stock beneficially owned by Google. The address of such stockholder is 1600 Amphitheatre Parkway, Mountain View, California 94043.

(8)	Includes the Time Warner Cable Shares. The address of each holder of Time Warner Cable Shares is One Time Warner Center, North Tower, New York, New York 1001.

(9)	The address of such stockholder is 1303 E. Algonquin Road, Schaumburg, Illinois 60196.

(10)	The address of such stockholder is 100 de la Gauchetiere West, Suite 3700, Montreal, Quebec, Canada.

(11)	Includes options to purchase 2,303,332 shares of Class A Common Stock, 83,333 shares of Class A Common Stock granted in the form of restricted stock on April 17, 2006 held directly, 218,876 shares of Class A Common Stock issued upon vesting of RSUs and held directly, 35,922,958 shares of Class A Common Stock issued to Eagle River, and 988,333 shares of Class A Common Stock issuable on exercise of warrants issued to Eagle River. Mr. Wolff is the President of Eagle River and ERI, the manager of Eagle River. By virtue of the Equityholders’ Agreement, Mr. Wolff may be deemed to beneficially own the Sprint Shares, the Comcast Shares, the Bright House Networks Shares, the Time Warner Cable Shares, the Google Shares and the Intel Shares and Mr. Wolff disclaims such beneficial ownership.

(12)	Includes options to purchase 694,166 shares of Class A Common Stock and 35,000 shares of Class A Common Stock issued upon vesting of RSUs and held directly.

(13)	Includes options to purchase 903,332 shares of Class A Common Stock, 70,000 shares of Class A Common Stock issuable upon vesting of RSUs and 333,333 shares of Class A Common Stock granted in the form of restricted stock on August 16, 2004, which includes 50,000 shares of Class A Common Stock issued in the name of PSS-MSS Limited Partnership. Mr. Satterlee is the General Partner of PSS-MSS Limited Partnership.

(14)	Includes options to purchase 1,251,665 shares of Class A Common Stock and 23,862 shares of Class A Common Stock issued upon vesting of RSUs.

(15)	Includes options to purchase 483,333 shares of Class A Common Stock, 18,973 shares of Class A Common Stock issued upon vesting of RSUs and 33,333 shares of Class A Common Stock granted in the form of restricted stock on February 12, 2007.

(16)	Includes options to purchase 2,654,999 shares of Class A Common Stock, 111,666 shares of Class A Common Stock held by CWCI LLC, 35,922,958 shares of Class A Common Stock issued to Eagle River, and 988,333 shares of Class A Common Stock issuable on exercise of warrants issued to Eagle River. Mr. McCaw owns all of the voting membership interests in Eagle River and also controls and wholly-owns Eagle River, Inc., the manager of Eagle River. Mr. McCaw is a member and manager of CWCI LLC. Accordingly, Mr. McCaw may be deemed to share the power to vote or to direct the vote of and dispose or direct the disposition of Class A Common Stock beneficially owned by CWCI LLC. The reporting person disclaims beneficial ownership in the Class A Common Stock owned by CWCI LLC except to the extent of his pecuniary interest therein. By virtue of the Equityholders’ Agreement, Mr. McCaw may be deemed to beneficially own the Sprint Shares, the Comcast Shares, the Bright House Networks

Shares, the Time Warner Cable Shares, the Google Shares and the Intel Shares and Mr. McCaw disclaims such beneficial ownership.

(17)	Mr. Hesse is the Chief Executive Officer, President and director of Sprint. Includes 370,000,000 shares of Class B Common Stock issued to Sprint. Mr. Hesse disclaims beneficial ownership of the shares of Common Stock held by Sprint, except to the extent of his pecuniary interest therein. By virtue of the Equityholders’ Agreement, Mr. Hesse may be deemed to beneficially own the Comcast Shares, the Bright House Networks Shares, the Eagle River Shares, the Time Warner Cable Shares, the Google Shares and the Intel Shares and Mr. Hesse disclaims such beneficial ownership. The address of such stockholder is 6200 Sprint Parkway, Overland Park, Kansas 66251.

(18)	Includes options to purchase 35,832 shares of Class A Common Stock.

(19)	Includes 40 shares of Class A Common Stock issued in the name of LKM Investments LLC, an entity managed by the stockholder.

(20)	Includes 588,235 shares of Class A Common Stock issued in the name of CW Investments Holdings LLC, an affiliate of the stockholder, 100,000 shares of Class A Common Stock issued in the name of The Aven Foundation, 100,000 shares of Class A Common Stock issued in the name of The Stanton Family Trust and 100 shares held in the name of the stockholder’s son. Mr. Stanton shares control of The Aven Foundation and disclaims beneficial ownership of the securities held by this entity. Mr. Stanton shares control of The Stanton Family Trust and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest and investment control therein.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our executive compensation programs are designed to meet the following objectives:

•	Allow the Company to attract and retain the most talented and dedicated executives possible taking into account the early stage that our company is in and the entrepreneurial nature of our business;

•	Ensure the total compensation package of each executive is competitive in comparison with our peers;

•	Tie short-term cash and long-term stock incentives to achievement of specified performance objectives, and align executives’ incentives with the best interests of our stockholders; and

•	Support our mission, values and guiding principles.

To achieve these goals, the Compensation Committee reviews and determines all components of executive officer compensation in order to develop and maintain compensation plans that tie a substantial portion of our executive officers’ overall compensation to key strategic and operational goals, such as the development of our network, the establishment and maintenance of key strategic relationships, securing the financing needed to continue to expand and operate our business, as well as our financial and operational performance, as measured by metrics such as per market EBITDA performance, consolidated revenues, subscriber growth, customer churn and network performance.

Procedures for Determining Clearwire’s Compensation Awards

The Compensation Committee evaluates individual executive officers’ experience and performance with a goal of setting compensation at levels the Compensation Committee believes are comparable with the levels of compensation provided to executive officers in other companies with whom we compete for executive talent or that are of similar industry profile, while taking into account our relative performance and our own strategic goals. The Compensation Committee acknowledges that it is challenging to compare the company to other companies for this purpose because few other companies are similarly situated.

We have periodically retained compensation consultants to review our policies and procedures with respect to executive officer compensation. To assist the Compensation Committee in its review of executive officer compensation, we compile data and participate in compensation surveys conducted by independent third parties, such as Radford, Culpepper, Equilar and Economic Research Institute. We have a high confidence level in the accuracy and confidentiality standards applied to the data provided in these surveys. We also gather data from annual reports and proxy statements of companies that the Compensation Committee selects as a “peer” group. We believe that the companies in the peer group are representative of the companies with which we compete for executive talent and share similar industry profiles. In 2008, this peer group we considered consisted of the following companies:

Akamai Technologies, Inc	LSI Logic Corporation
Amazon.com, Inc.	MetroPCS Communications, Inc.
Ciena Corporation	Motorola, Inc.
Cymer, Inc.	Novellus Systems, Inc.
Digital River, Inc	RealNetworks, Inc.
Drugstore.Com, Inc.	Sirius Satellite Radio, Inc.
F5 Networks, Inc.	Sprint Nextel Corporation
Google Inc.	Time Warner Telecom Corporation
Hologic, Inc.	US Cellular Corporation
Infospace, Inc.	Varian Semiconductor Equipment
Intel Corporation	Western Digital Corporation
Lam Research Corporation	Xilinx, Inc.
Leap Wireless International, Inc.	XM Satellite Radio Holdings, Inc.

In establishing executive officer compensation, we benchmark both the total direct compensation (the sum of salary, target annual discretionary cash incentive and long-term equity incentive) and the individual elements of compensation of the executive officers. In the first quarter of each year, the Compensation Committee establishes base salaries and sets the baseline target bonus and equity awards for executive officers. Following the end of the year, the Compensation Committee reviews executive performance and determines bonus payments to be paid to executive officers. Equity grants are generally made bi-annually in the first and third calendar quarters of each year.

Elements of Clearwire’s Executive Compensation

Executive compensation consists of following elements:

Base Salary

We set base salaries for our executive officers at levels which we believe are competitive based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Executive officer base salaries generally are targeted near the median or 50th percentile of salaries paid by comparable companies for comparable positions. In certain cases, we set base salaries higher or lower than the median based on level of responsibility, span of control and experience. Base salaries are reviewed annually as well as at the time of hire, promotion or changes in responsibility. Base salaries may also be adjusted from time to time to realign salaries with market levels. For 2008, this review occurred in the first quarter. Base salary changes also impact target bonus amounts and actual bonus payouts, which are based on a percentage of base salary.

Non-Equity Discretionary Bonus Plan

The Compensation Committee has the authority to award discretionary performance-based bonuses to our executive officers under the terms of our 2007 Annual Performance Bonus Plan payable in whole or in part in cash, our Common Stock or other property. Our 2007 Annual Performance Bonus Plan governs our procedures for granting discretionary performance bonus awards to our executive officers. The Compensation Committee will continue to have the authority to award discretionary bonuses, set the terms and conditions of those bonuses and take all other actions necessary for the plan’s administration. These awards are intended to compensate executive officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to strategic factors such as network deployment and performance, new service implementation and subscriber acquisition, and to financial factors such as raising capital, managing capital and operating expenses, and improving our results from operations.

Under our 2007 Annual Performance Bonus Plan, the Compensation Committee will select, in its discretion, the executive officers of the Company or its subsidiaries who are to participate in the plan. The Compensation Committee will establish the terms and conditions applicable to any award granted under the plan and a participant will be eligible to receive an award under the plan in accordance with such terms and conditions. Generally, discretionary bonuses are paid annually in the first quarter following completion of a given fiscal year provided a plan participant is then employed by the Company or any of its subsidiaries. The actual amount of any bonuses awarded will be determined by the Compensation Committee in its sole discretion. While the committee may elect to award bonuses based on the attainment of company objectives, the Compensation Committee, at its discretion may elect to forego awarding any bonuses or to increase or decrease the amount of any bonuses awarded based on each executive’s individual performance and contribution to our strategic goals. The plan does not fix a maximum payout for any executive officer’s bonuses.

Performance Measures for 2008

For the 2008 fiscal year, Old Clearwire’s management established quarterly performance goals with respect to each of the following domestic performance measures: total revenue, cash outlay, customer churn and days on air. With respect to each calendar quarter, executive officers “banked” a portion of the annual bonus target based on the degree to which these quarterly performance goals were achieved. An executive officers’ recommended annual bonus was the sum of the bonuses “banked” through the year. For each executive officer, it was within the Compensation Committee’s discretion whether to follow management’s recommendation or to increase or decrease an executive officer’s bonus.

	Portion of Annual Bonus Target Eligible to Be Earned
	Q1	Q2	Q3	Q4	Total
Total Revenue	6.25%	6.25%	6.25%	6.25%	25%

Cash Outlay	6.25%	6.25%	6.25%	6.25%	25%

Customer Churn	6.25%	6.25%	6.25%	6.25%	25%

Days on Air	6.25%	6.25%	6.25%	6.25%	25%

Total	25%	25%	25%	25%	100%

For the 2008 fiscal year, the domestic performance goals established by Old Clearwire’s management were as follows (dollars in millions):

	Fiscal Year 2008 Performance Goals
	Q1		Q2		Q3		Q4
Domestic Performance Goals	Actual	Target	Actual	Target	Actual	Target	Actual	Target

Total Revenue	$51.5	$50.7	$58.6	$57.5	$60.8	$63.4	$59.7	$69.2
Cash Outlay	$157.8	$166.3	$145.8	$161.8	$121.6	$130.6	$113.9	$136.2
Customer Churn	2.21%	2.00%	2.58%	2.05%	3.00%	2.18%	2.82%	2.11%
Days on Air	213,600	212,200	217,708	219,465	219,500	227,400	243,900	242,600

For the 2008 fiscal year, based on the performance of Old Clearwire and the Company against the performance goals, management recommended that an annual performance bonus be awarded to each executive officer at an amount equal to 80.6% of the executive officers’ target bonuses. The

Compensation Committee elected to award annual bonuses based on management’s recommendation and did not exercise discretion to increase or decrease the percentage of any executive officers annual bonus target earned.

In 2008, after the Closing, the Compensation Committee elected to reward certain executive officers with a one-time discretionary bonus under the 2007 Annual Performance Bonus Plan to recognize and reward their critical contributions to the successful closing of the Transactions. The Compensation Committee determined that Mr. Wolff had made the most significant contribution for his part in leading the team in the negotiations and the swift and successful completion of the Transactions. The Compensation Committee also recognized Mr. Salemme as playing a key role in obtaining the regulatory approvals required to close the Transactions. Messrs. Richardson and Satterlee were also involved in aspects of the Transactions and were compensated for their roles.

Pursuant to either an employment agreement or offer letter, each executive officer is eligible for an annual discretionary performance bonus which is based on a specified percentage of such executive officers’ base salary. The table below shows the fiscal 2008 target bonus as compared to the actual performance bonuses paid for each of the named executive officers.

	Annual Non-Equity
	Incentive
	Bonus	Annual Non-Equity	Actual Non-Equity
	Target as a %	Incentive	Incentive	Actual Payout as a
Name	of Base Salary	Bonus Target (1) ($)	Bonus Payout ($)	% of Base Salary
Benjamin G. Wolff	100	750,000	604,500	80.6
John A. Butler (2)	50	170,000	0	0	(2)
Perry S. Satterlee	100	500,000	403,000	80.6
R. Gerard Salemme	50	180,000	145,080	80.6
Scott G. Richardson	50	200,000	161,200	80.6

(1) Based on salary at 2008 year end.

(2)	Mr. Butler resigned his position with Old Clearwire on November 28, 2008 so he did not receive a 2008 bonus payout.

Long-Term Equity Incentive Program

We believe that strong long-term performance is best achieved through fostering an ownership mentality among our employees, or partners. We primarily use stock and stock-based awards to create an ownership culture among our partners that is aligned with our stockholders. We have not adopted stock ownership guidelines, and our stock compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company. We used a combination of methodologies in reviewing peer data, including comparable industry, maturity of organization and company size to establish an appropriate balance of cash compensation and equity ownership. Our current and Old Clearwire’s historical practice is to grant long-term incentive awards twice during the fiscal year in the first and third calendar quarters.

The Company uses a blended equity offering, including stock options, restricted stock awards and restricted stock units, which we refer to as RSUs. In 2008, Old Clearwire increased the use of RSUs because they offer more stable value and are more effective in retaining executive officers in the current economic environment. In determining the amount of equity awards to award to executive officers, the Old Clearwire Compensation Committee analyzed the current vested and unvested value of options and the associated retention incentive. While stock options motivate executives by providing more upside potential, the Company believes a diversified offering provides greater potential for retention and incentive purposes and we will continue to evaluate our equity awards to achieve an optimal balance. The table below illustrates the unvested and vested values of the total equity awards held by our named executive officers at December 31, 2008, which was used by the Compensation Committee in determining the composition and amounts of future equity grants.

	(1)
	Vested Value	Unvested Value	Total Value
	of Total Equity	of Total Equity	of Total Equity
	Awards at	Awards at	Awards at
Name	12/31/08 ($)	12/31/08 ($)	12/31/08 ($)

Benjamin G. Wolff	2,582,464	1,479,000	4,061,464
Perry S. Satterlee	1,988,432	493,000	2,481,432
R. Gerard Salemme	1,030,190	1,232,500	2,262,690
Scott G. Richardson	312,232	394,400	706,632

(1)	Value of RSUs were calculated using the closing price of Class A Common Stock of $4.93 on December 31, 2008, as reported by NASDAQ. For stock options, the value only reflects the amount, if any, by which the closing price on December 31, 2008 exceeds the applicable exercise price.

Stock Options

Our 2003 Stock Option Plan authorized us to grant options to purchase shares of common stock to our partners, directors and consultants. Old Clearwire’s Compensation Committee was the administrator of this stock option plan. Stock option grants were initially made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. Old Clearwire’s Compensation Committee reviewed and approved stock option awards to executive officers based on a review of competitive compensation data, its assessment of individual performance, a review of each executive officer’s existing long-term incentives, and retention considerations. Periodic stock option grants were made at the discretion of Old Clearwire’s Compensation Committee to eligible employees. Old Clearwire’s Compensation Committee approved the acceleration of options on a change in control for certain officers under the 2003 Stock Option Plan. Accordingly, grants made to certain individuals with accelerated vesting under the 2003 Stock Option Plan, including our executive officers, became fully vested upon the Closing. Following the adoption of the 2007 Stock Compensation Plan, Old Clearwire ceased to grant additional stock options under our 2003 Stock Option Plan.

Our 2007 Stock Compensation Plan, adopted on January 19, 2007, authorized us to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, RSUs and other stock awards to our partners, directors and consultants. Old Clearwire’s Compensation Committee was also the administrator of this plan. Similar to our 2003 Stock Option Plan, stock option awards were made on a bi-annual basis, at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. In 2008, certain named executive officers were awarded stock options and RSUs under the 2007 Stock Compensation Plan in the amounts indicated in the section titled “Grants of Plan Based Awards.” Old Clearwire’s Compensation Committee did not use a set formula or targets to determine the amount of stock options to be granted to each executive officer. In determining the pool of options to be granted to the executive officers as a group, Old Clearwire’s Compensation Committee evaluated industry trends, including the size and value of stock awards being granted by comparable companies. The primary source for this information in 2008 was data derived from Equilar Inc. When deciding the number of stock options to be awarded to each executive officer on an individual basis, Old Clearwire’s Compensation Committee took a number of factors into consideration, including each executive officers scope of responsibility and overall job performance, as well as the vested and unvested value of the past grants made to the executive officer. The goal of Old Clearwire’s Compensation Committee in making these awards was to retain key executives and to motivate them to perform at high levels while ensuring that compensation expense and dilution levels remain within appropriate levels relative to those of comparable companies. On September 14, 2007, Old

Clearwire’s Compensation Committee approved the accelerated vesting of both options and RSUs under the 2007 Stock Compensation Plan on a change in control to certain of our executive officers. Accordingly, grants made to certain individuals with accelerated vesting, including our executive officers, became fully vested upon the Closing, with certain exceptions described later in the “Grants of Plan Based Awards” table. Following the adoption of our 2008 Stock Compensation Plan, we ceased to grant additional equity awards under our 2007 Stock Compensation Plan.

The 2008 Stock Compensation Plan, adopted on August 20, 2008, authorizes us to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, RSUs and other stock awards to our partners, directors and consultants. Our Compensation Committee is the administrator of this plan. There are 80,000,000 shares of Class A Common Stock authorized for grant under the 2008 Stock Compensation Plan. No grants were made to executive officers in 2008 under this Plan. The Compensation Committee’s general policy is to review and approve stock option awards to executive officers based on a review of competitive compensation data, its assessment of individual performance, a review of each executive officers’ existing long-term incentives, and retention considerations. Periodic stock option awards are likely to continue to be made at the discretion of the Compensation Committee to eligible partners and, in appropriate circumstances, the Compensation Committee will consider the recommendations of members of management, such as our Chief Executive Officer, President, Chief Operating Officer or Vice President of People Development.

Stock option grants made under each of our plans in 2008 or prior have an exercise price equal to the fair market value of Old Clearwire’s Class A Common Stock on the date of grant (closing price on date of grant), typically vest 25% per annum based on continued employment over a four-year period, and expire ten years after the date of grant; provided, however, options granted in 2008 generally expire seven years after the date of grant.

Restricted Stock Units

RSUs are used for retention purposes because they are less dilutive than restricted stock awards and offer additional diversification of executive officers equity holdings. In February 2008 and September 2008, the named executive officers were awarded RSUs. RSUs granted to key partners and executive officers in 2008 vest 25% per year on the anniversary of the grant, as detailed in the “Grants of Plan Based Awards” table below. We will continue to evaluate which equity award vehicles achieve the best balance between rewarding key contributors, retention and creating and maintaining long-term stockholder value.

Adoption of Stock Compensation Policy

Our Compensation Committee recognizes the importance of adhering to specific practices and procedures in the granting of equity awards. In December 2008, the Compensation Committee approved a Stock Compensation Policy to ensure that the timing of grants is done on a consistent schedule and that the terms of the grants are standard across the Company. All stock option grants will have an exercise price equal to the fair market value of our Class A Common Stock on the grant date.

Employment Agreements

Our executive officers who are parties to employment agreements will continue to be parties to those employment agreements in their current form until such time as the Compensation Committee determines in its discretion that revisions to the employment agreements are advisable.

Perquisites and Benefits

Our goal is to promote and maintain an egalitarian culture. We do not have programs to provide personal perquisites or executive benefits to executive officers. Our executive officers participate in the same benefit programs as all other employees. These benefits include the following:

medical and dental care plans; flexible spending accounts for healthcare and dependent care spending; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); benefit advocacy counseling; a 401(k) plan; and paid time off. Consistent with our compensation philosophy, we intend to maintain our current benefits for our executive officers; however, the Compensation Committee in its discretion may revise, amend or add to the executive officer’s benefits if it deems it advisable. We believe benefits offered to our executive officers are currently lower than median competitive levels for comparable companies.

Qualified Retirement Plan

Our executive officers are eligible to participate in our 401(k) plan, on the same basis as other eligible employees. Beginning January 1, 2007, Old Clearwire made a company match of 50% of partners’ contributions on the first 6% of eligible pay, up to 3% of partners’ eligible compensation each pay period. We have continued that policy. These company match contributions will vest over a three-year period commencing on the partners’ hire dates. Partner deferral contributions are always 100% vested. The Company does not offer a defined benefit pension plan, or any other qualified retirement plan arrangements. None of our named executive officers participate in or have account balances in any other qualified or non-qualified defined benefit plans sponsored by us.

Non-qualified Deferred Compensation

None of our named executive officers participate in or have account balances in any deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other partners with non-qualified defined contribution or deferred compensation benefits if it determines that doing so is in our best interests.

Change in Control Severance Plan

On March 25, 2008, Old Clearwire implemented the Change in Control Severance Plan for its employees, including named executive officers. Old Clearwire established the Change in Control Severance Plan to pay benefits under certain circumstances to its employees as compensation for certain types of terminations in connection with a “change in control” as defined in the Change in Control Severance Plan. We assumed the Change in Control Severance Plan in connection with the Transactions. The Change in Control Severance Plan provides for severance pay and benefits to the executive officer if the executive officer’s employment is involuntarily terminated or the executive officer voluntarily terminates his or her employment under certain circumstances and during certain specified time periods. The severance pay and benefits for each executive officer consist of a cash payment in the amount of a specified percentage of the executive officer’s target annual compensation, continuing health care coverage for a certain period of time, acceleration of any unvested outstanding equity awards with a maximum one year exercise period from termination, and payment of excise taxes that might be imposed under Section 4999 of the Internal Revenue Code of 1986, which we refer to as the Code, including applicable “gross-up” amounts, should the value of the named executive officer’s payments or benefits under the Change in Control Severance Plan or otherwise, exceed their safe harbor amounts under Section 280G of the Code. The Transactions constituted a change in control under the Change in Control Severance Plan. Management and the Board of Directors plan to review the Change in Control Severance Plan from time to time, and the Plan remains subject to possible amendments as management and the Board of Directors may deem appropriate. For additional information, including the payments to be made under the Change in Control Severance Plan, please see the subsection titled “Compensation of Executive Officers — Potential Payments on Termination or Change in Control” beginning on page 35 of this proxy statement.

Summary Compensation Table

The table set forth below contains information regarding compensation earned by our former Chief Executive Officer, Old Clearwire’s former Chief Financial Officer and three other most highly compensated executive officers of Old Clearwire during 2006, 2007 and 2008. The amounts set forth under the Stock Awards and Option Awards in the table below represent the compensation expense recognized on restricted stock awards, RSUs and stock options for financial statement purposes for the fiscal years ended December 31 and do not necessarily reflect the value of the awards to the recipients, which as of December 31, 2008 were significantly less than the amounts shown and which are set forth in the table under “Long-Term Equity Incentive Program” on page 24 of this proxy statement. For 2008, the amounts include compensation expense recognized for all unvested stock and option awards that became fully vested according to their terms upon the Closing.

								Changes in
								Pension
								Value
							Non-Equity	and Non-
							Incentive	Qualified
					Stock	Option	Plan	Deferral	All Other
	Principal		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation		Total
Name	Position	Year	($)	($)(1)	($)(2)	($)(3)	($)	($)	($)		($)

Benjamin G. Wolff	Chief Executive Officer*	2008	750,000	1,000,000	6,002,495	12,764,620	604,500	0	64,649	(4) (5)	21,186,264

		2007	705,462	0	475,440	6,908,982	630,000	0	190,012	(6) (7)	8,909,896

		2006	361,308	0	781,250	1,678,566	900,000	0	717,225	(8)	4,438,349

John A. Butler	Former Chief Financial Officer	2008	340,000	0	650,969	3,039,230	0	0	32,636	(9)	4,062,835

		2007	334,231	0	71,681	1,340,614	142,800	0	9,262	(10)	1,898,588

		2006	306,885	0	0	425,900	200,000	0	300	(11)	933,085

Perry S. Satterlee	Chief Operating Officer	2008	500,000	75,000	1,411,919	4,239,938	403,000	0	8,181	(12)	6,638,038

		2007	485,560	0	71,681	2,148,050	420,000	0	9,325	(13)	3,134,616

		2006	371,417	0	250,000	822,019	350,000	0	450	(14)	1,793,886

Scott G. Richardson	SVP and Chief Strategy Officer	2008	393,269	150,000	1,132,705	4,457,077	161,200	0	6,290	(15)	6,300,541

		2007	304,231	0	431,082	2,474,993	245,280	0	645,584	(16)	4,101,170

R. Gerard Salemme	EVP Strategy, Policy and External Affairs	2008	356,154	500,000	957,639	4,207,151	145,080	0	5,260	(17)	6,171,284

		2007	336,812	0	53,761	2,429,997	142,800	0	241,815	(6) (18)	3,205,185

		2006	320,647	0	0	752,576	200,000	0	690	(19)	1,273,913

*	On March 9, 2009, Mr. Wolff resigned his position as Chief Executive Officer and assumed the title of Co-Chairman of Clearwire.

(1)	Represents a one-time discretionary bonus as discussed under “Elements of Clearwire’s Executive Compensation — Non-Equity Discretionary Bonus Plan” on page 22 of this proxy statement.

(2)	The dollar amounts reported in this column represent the compensation expense recognized on stock awards for financial statement reporting purposes by Old Clearwire for the fiscal years ended December 31, 2006 and 2007 and for the period from January 1, 2008 through the Closing on November 28, 2008, and by Clearwire for the period from November 29, 2008 through December 31, 2008, in accordance with SFAS No. 123(R). In addition, compensation expense was also realized for previously granted unvested RSUs and stock awards that fully vested upon the Closing. For a description of the assumptions used in calculating the fair value of equity awards under SFAS No. 123(R), see Old Clearwire’s consolidated financial statements for the year ended December 31, 2007 filed with the SEC on Form 10-K for the year ended December 31, 2008 and Old Clearwire’s unaudited quarterly consolidated financial statements filed with the SEC on Form 10-Qs for the periods ended March 31, June 30, and September 30, 2008. As of December 31, 2008, the value of these awards to recipients was significantly below the amounts recognized for financial reporting purposes due to stock price volatility.

(3)	The dollar amounts reported in this column represent the compensation expense recognized on stock options for financial statement reporting purposes by Old Clearwire for the fiscal years ended December 31, 2006 and 2007 and for the period from January 1, 2008 through the Closing on November 28, 2008, and by Clearwire for the period from November 29, 2008 through December 31, 2008, in accordance with SFAS No. 123(R), using the Black-Scholes stock option valuation model. The amounts shown include amounts recognized in 2008 for any stock option awards issued by Old Clearwire in years 2006 through 2008. In addition, compensation expense was also realized for previously granted Old Clearwire unvested options and awards that fully vested upon the Closing. For a description of the assumptions used in calculating the fair value of equity awards under SFAS No. 123(R), see Old Clearwire’s consolidated financial statements for the year ended December 31, 2007 filed with the SEC on Form 10-K for the year ended December 31, 2008 and Old Clearwire’s unaudited quarterly consolidated financial statements filed with the SEC on Form 10-Qs for the periods ended March 31, June 30, and September 30, 2008. These amounts reflect the accounting expense for these awards, and do not represent the actual value that may be realized by the executive officers. As of December 31, 2008, the value of these option awards to recipients was significantly below the amounts recognized for financial reporting purposes due to stock price volatility.

(4)	The “Other Compensation” for Mr. Wolff includes an amount paid relating to a loss of equity value as a result of the modification of certain existing stock option grants. Mr. Wolff had options that were repriced with higher exercise prices, to ensure that such grants were in accordance with regulations under Section 409A of the Code. To make up for the corresponding value loss, Mr. Wolff received $62,500.

(5)	Consists of $289 in imputed income related to the value of company-paid group term life insurance in excess of $50,000 and $1,860 related to travel and entertainment for family members’ attendance at the Company’s annual recognition event.

(6)	The “Other Compensation” for Messrs. Wolff and Salemme includes an amount paid relating to a loss of equity value as a result of the modification of certain existing stock option grants. Messrs. Wolff and Salemme had options that were repriced with higher exercise prices, to ensure that such grants were in accordance with regulations under Section 409A of the Code. To make up for the corresponding value loss, Mr. Wolff received $187,500 and Mr. Salemme received $234,375.

(7)	Consists of $270 in imputed income related to the value of company-paid group term life insurance in excess of $50,000 and $2,242 related to travel and entertainment for family members’ attendance at the Company’s annual recognition event.

(8)	Represents $716,955 tax gross-up related to the grant of restricted stock on April 17, 2006 and $270 in imputed income related to the value of company-paid group term life insurance in excess of $50,000.

(9)	Represents $484 in imputed income related to the value of company-paid group term life insurance in excess of $50,000, $2,332 related to travel and entertainment for family members’ attendance at the Company’s annual recognition event, a phone allowance of $796 and $6,900 in 401(k) plan company match contributions. Upon his termination of employment, Mr. Butler also received payment for all accrued and unused vacation in the amount of $22,124.

(10)	Consists of $450 in imputed income related to the value of company-paid group term life insurance in excess of $50,000, $2,062 related to travel and entertainment for family members attendance at the Company’s annual recognition event and $6,750 in 401(k) plan company match contributions.

(11)	Reflects $300 in imputed income related to the value of company-paid group term life insurance in excess of $50,000.

(12)	Consists of $450 in imputed income related to the value of company-paid group term life insurance in excess of $50,000, $6,900 in 401(k) plan company match contributions and $831 in phone allowance.

(13)	Consists of $450 in imputed income related to the value of company-paid group term life insurance in excess of $50,000, $2,125 related to travel and entertainment for family members’ attendance at the Company’s annual recognition event and $6,750 in 401(k) plan company match contributions.

(14)	Consists of $450 in imputed income related to the value of company-paid group term life insurance in excess of $50,000.

(15)	Consists of $300 in imputed income related to the value of company-paid group term life insurance in excess of $50,000, a phone allowance of $831 and $5,159 in 401(k) plan company match contributions.

(16)	Represents a tax gross-up of $640,066 relating to the grant of Mr. Richardson of shares of restricted stock on February 12, 2007, plus $254 in imputed income related to the value of company-paid group term life insurance in excess of $50,000 and 401(k) plan company match contributions of $5,264.

(17)	Consists of $664 in imputed income related to the value of company-paid group term life insurance in excess of $50,000, a phone allowance of $831 and 401(k) plan company match contributions of $3,765.

(18)	Consists of $690 in imputed income related to the value of company-paid group term life insurance in excess of $50,000 and 401(k) plan company match contributions of $6,750.

(19)	Consists of $690 in imputed income related to the value of company-paid group term life insurance in excess of $50,000.

Employment-Related Agreements

Upon the Closing, all employment related agreements in existence as of November 28, 2009 were transferred from Old Clearwire to Clearwire.

Benjamin G. Wolff

On March 9, 2009, we entered into a new letter agreement with Mr. Wolff in connection with his role as Co-Chairman. Under the new letter agreement, Mr. Wolff is entitled to receive an annual base salary, and an annual discretionary performance-related bonus. In addition, we granted Mr. Wolff 2,000,000 RSUs and 1,000,000 stock options at an exercise price of $3.03 per share, which RSUs and options vest over a four-year period. The offer letter also provides that Mr. Wolff will receive two years acceleration of vesting of all his stock compensation awards if he is terminated other than for cause or in the event of constructive termination, and following any such termination, the exercise period of his stock compensation awards will be extended until the end of their term. Mr. Wolff will not receive any other severance payments, and has waived any rights to receive any severance payments or other benefits under the Company’s Change in Control Severance Plan. Under his offer letter, Mr. Wolff received a payment of $1,500,000 upon starting his new position, and will receive an additional payment of $3,000,000 on January 4, 2010. Mr. Wolff has previously entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us. The terms of his offer letter, however, provide that if Mr. Wolff is involuntarily terminated other than for cause or is constructively terminated, the non-compete agreement shall expire and cease to be in effect upon the date of such termination.

John A. Butler

Effective March 8, 2005, Old Clearwire entered into a letter agreement with John A. Butler providing for his employment as Chief Financial Officer beginning on March 14, 2005. Under his letter agreement, Mr. Butler was entitled to receive an annual base salary and an annual discretionary performance-related bonus. Mr. Butler has entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us. Mr. Butler resigned his position on November 28, 2008, and is entitled to receive a severance benefit equal to $1,020,000 under the terms of the Company’s Change in Control Severance Plan. This amount was paid on March 15, 2009. In addition, Mr. Butler will remain covered under Clearwire’s health plans for 24 months following his termination of employment.

Perry S. Satterlee

Old Clearwire entered into an employment agreement with Perry S. Satterlee as then President and Chief Operating Officer on June 28, 2004. The agreement contained an initial term of one year, with automatic renewal terms of one year, unless we or Mr. Satterlee give prior notice of termination at least 30 days before the renewal date. The employment agreement established the initial annual base salary and a discretionary performance-related bonus for Mr. Satterlee. The agreement also prohibits Mr. Satterlee from competing with us for a period of one year after termination of his employment relationship with the Company, unless we terminate him without cause.

Scott G. Richardson

Effective January 26, 2007, Old Clearwire entered into an employment agreement with Scott G. Richardson in connection with his employment as Chief Strategy Officer of Old Clearwire beginning on February 12, 2007. Under this agreement, Mr. Richardson is entitled to receive a base salary and an annual discretionary performance-related bonus. Mr. Richardson has entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.

R. Gerard Salemme

Effective April 30, 2004, Old Clearwire entered into a letter agreement with R. Gerard Salemme providing for his employment as Executive Vice President, External Affairs of Clearwire, beginning April 1, 2004. Under his letter agreement, Mr. Salemme is entitled to receive an annual base salary and an annual discretionary performance-related bonus. As a condition of employment, Mr. Salemme has entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.

We have also executed letter agreements with our new Chief Executive Officer, Mr. Morrow, and our new Chief Financial Officer, Mr. Sach:

William T. Morrow

Under his letter agreement, Mr. Morrow is entitled to receive an annual base salary and an annual discretionary performance-related bonus. Mr. Morrow also received a signing bonus. In addition, we granted Mr. Morrow initial equity grants of 2,000,000 RSUs and 2,000,000 stock options, at an exercise price of $3.03 per share. The RSUs and options will vest in equal annual installments over a four-year period. The offer letter also provides that Mr. Morrow will receive a severance payout equivalent to two years’ salary and bonus if he is terminated other than for cause or if he terminates his employment for good reason; if his employment is terminated for cause or he terminates for good reason in connection with a change in control of the Company, he will receive a severance payout equivalent to three year’s salary. Mr. Morrow has also entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.

David J. Sach

Under his letter agreement, Mr. Sach is entitled to receive an annual base salary and an annual discretionary performance-related bonus. In addition, we granted Mr. Sach initial equity grants of 150,000 RSUs and 350,000 stock options, at an exercise price of $3.95 per share. The RSUs and options will vest in equal annual installments over a four-year period. The offer letter also provides that Mr. Sach will receive a severance payout equivalent to one year’s salary and bonus if he is terminated other than for cause during the first 18 months of his employment with us. Mr. Sach has also entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.

The Compensation Committee may elect to adopt plans or programs providing for additional benefits if it determines that doing so is in our best interests.

Payments Upon Termination

Our employment letters or agreements with Messrs. Wolff, Butler, Satterlee and Salemme provide for a lump sum cash payment if we terminate their employment without cause. The agreement with Mr. Richardson provides for payments over a one-year period in accordance with our bi-weekly payroll processing. For a complete description and quantification of benefits payable to our named officers on and following termination of employment under plans and programs currently in effect, please see the section titled “Potential Payments on Termination or Change in Control” beginning on page 35 of this proxy statement.

Grants of Plan Based Awards

The Old Clearwire Compensation Committee approved stock option and restricted stock awards under our 2007 Stock Compensation Plan to certain of our executive officers in 2008. Set forth below is information regarding the awards granted during fiscal year 2008:

							All Other
					All Other		Option
					Stock		Awards:
		Estimated Future Payouts			Awards:		Number of		Exercise or	Grant Date Fair
		Under Non-Equity Incentive Plan Awards(1)			Number of		Securities		Base Price	Value of Stock
					Shares of		Underlying		of Option	and
	Grant	Threshold	Target	Maximum	Stock or		Options		Award	Option Awards
Name	Date	($)	($)	($)	Units (#) (2)		(#)		$/Share (3)	($) (4)
Benjamin G. Wolff	2/15/2008	0	750,000	825,000			250,000	(5)	17.11	2,176,300

	9/19/2008						100,000		11.03	245,270

	2/15/2008				250,000	(5)				4,277,500

	9/19/2008				300,000					1,986,000

John A. Butler	2/15/2008	0	170,000	187,000			100,000	(5)	17.11	870,520

	2/15/2008				15,000	(5)				256,650

Perry S. Satterlee	2/15/2008	0	500,000	550,000			100,000	(5)	17.11	870,520

	9/19/2008						25,000		11.03	61,318

	2/15/2008				50,000	(5)				855,500

	9/19/2008				100,000					662,000

R. Gerard Salemme	2/15/2008	0	180,000	198,000			100,000	(5)	17.11	870,520

	9/19/2008						25,000		11.03	61,318

	2/15/2008				15,000	(5)				256,650

	9/19/2008				250,000					1,655,000

Scott Richardson	2/15/2008	0	200,000	220,000			100,000	(5)	17.11	870,520

	9/19/2008						25,000		11.03	61,318

	2/15/2008				15,000	(5)				256,650

	9/19/2008				80,000					529,600

(1)	This portion of the table reflects the annual bonus targets for the 2008 fiscal year. The 2008 bonus was earned in 2008 and paid out in the first quarter of 2009. Subject to the Compensation Committee’s discretion to increase or decrease actual bonus payments, the threshold annual bonuses are equal to 0% of an executive officers target bonus and the maximum annual bonuses are equal to 110% of an executive officers target bonus. The annual bonuses actually earned for 2008 were approximately 80.6% of each executive officers target bonus.

(2)	Represents an award of RSUs.

(3)	Exercise price for option awards is the fair market value per share of Old Clearwire Class A Common Stock, defined as the closing price of such stock on the grant date.

(4)	Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed under SFAS No. 123(R) using the Black-Scholes stock option valuation model. Pursuant to accounting rules, the grant date fair market values of the 9/19/08 equity grants were calculated using the closing price of Old Clearwire Class A Common Stock as of the Closing of the Transactions, which was $6.62. These amounts reflect the accounting expense for these awards, and do not represent the actual value that may be realized by the executive officers. The share price of our stock must appreciate 224% from the year end 2008 closing price of $4.93 before 2008 stock option awards will represent any realizable value for recipients.

(5)	The Old Clearwire Compensation Committee had previously approved accelerated vesting for these awards upon a change in control. As a result, these awards were fully vested upon the Closing.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes the equity awards held by our named executive officers at December 31, 2008.

		Option Awards						Stock Awards
											Equity
											Incentive
					Equity						Plan	Equity
					Incentive					Market	Awards	Incentive
					Plan Awards					Value of	Number of	Plan Awards
		Number of			Number of					Shares or	Unearned	Number of
		Securities		Number of	Securities			Number of		Units of	Shares,	Unearned
		Underlying		Securities	Underlying			Shares or		Stock	Units or	Shares, Units
		Unexercised		Underlying	Unexercised			Units of		That	Other	or Other
		Options (#)		Unexercised	Unearned	Option	Option	Stock That		Have Not	Rights That	Rights That
		Exercisable		Options (#)	Options	Exercise	Expiration	Have Not		Vested	Have Not	Have Not
Name	Grant Date	(1)		Unexercisable	(#)	Price	Date	Vested (#)		($) (2)	Vested (#)	Vested ($)
Benjamin G. Wolff	4/01/2004	333,333		-	-	$3.00	4/01/2014	-		-	-	-

	12/15/2004	333,333		-	-	$6.00	12/15/2014	-		-	-	-

	1/26/2006	133,333		-	-	$15.00	1/26/2016	-		-	-	-

	8/30/2006	333,333		-	-	$18.00	8/30/2016	-		-	-	-

	9/15/2006	120,000		-	-	$18.00	9/15/2016	-		-	-	-

	3/01/2007	500,000		-	-	$25.00	3/01/2017	-		-	-	-

	9/14/2007	300,000		-	-	$23.30	9/14/2017	-		-	-	-

	2/15/2008	250,000		-	-	17.11	2/15/2015	-		-	-	-

	9/19/2008	-	(4)	100,000	-	11.03	9/19/2015	-		-	-	-

	9/19/2008							300,000	(4)(3)	1,479,000	-	-

John A. Butler	3/31/2005	300,000		-	-	$12.00	12/03/2009	-		-	-	-

	1/26/2006	50,000		-	-	$15.00	12/03/2009	-		-	-	-

	8/30/2006	33,333		-	-	$18.00	12/03/2009	-		-	-	-

	9/15/2006	52,500		-	-	$18.00	12/03/2009	-		-	-	-

	3/01/2007	83,333		-	-	$25.00	12/03/2009	-		-	-	-

	9/14/2007	75,000		-	-	$23.30	12/03/2009	-		-	-	-

	2/15/2008	100,000				$17.11	12/03/2009	-		-	-	-

Perry Satterlee	6/28/2004	333,333		-	-	$6.00	6/28/2014	-		-	-	-

	1/26/2006	133,333		-	-	$15.00	1/26/2016	-		-	-	-

	9/15/2006	70,000		-	-	$18.00	9/15/2016	-		-	-	-

	3/01/2007	166,666		-	-	$25.00	3/01/2017	-		-	-	-

	9/14/2007	100,000		-	-	$23.30	9/14/2017	-		-	-	-

	2/15/2008	100,000		-	-	$17.11	2/15/2015	-		-	-	-

	9/19/2008	-	(4)	25,000		$11.03	9/19/2015	-		-	-	-

	9/19/2008							100,000	(4)	493,000	-	-

R. Gerard Salemme	12/02/2003	104,166		-	-	$2.25	12/02/2013	-		-	-	-

	12/02/2003	312,500		-	-	$3.00	12/02/2013	-		-	-	-

	12/15/2004	250,000		-	-	$6.00	12/15/2014	-		-	-	-

	1/26/2006	66,666		-	-	$15.00	1/26/2016	-		-	-	-

	8/30/2006	83,333		-	-	$18.00	8/30/2016	-		-	-	-

	9/15/2006	110,000		-	-	$18.00	9/15/2016	-		-	-	-

	3/01/2007	150,000		-	-	$25.00	3/01/2017	-		-	-	-

	9/14/2007	75,000		-	-	$23.30	9/14/2017	-		-	-	-

	2/15/2008	100,000		-	-	$17.11	2/15/2015	-		-	-	-

	9/19/2008	-	(4)	25,000	-	$11.03	9/19/2015	-		-	-

	9/19/2008							250,000	(4)(5)	1,232,500	-

Scott G. Richardson	1/19/2007	283,333		-	-	$24.00	1/19/2017	-		-	-	-

	6/27/2007	50,000		-	-	$25.01	6/27/2017	-		-	-	-

	9/14/2007	50,000		-	-	$23.30	9/14/2017	-		-	-	-

	2/15/2008	100,000		-	-	$17.11	2/15/2015	-		-	-	-

	9/19/2008	-	(4)	25,000		$11.03	9/19/2015	-		-	-

	9/19/2008							80,000	(4)	394,400	-	-

(1)	Except as noted otherwise, all options and awards were vested on November 28, 2008 upon the Closing.

(2)	Amount is based on the closing price of Class A Common Stock of $4.93 on December 31, 2008, as reported by NASDAQ.

(3)	The RSUs granted to Mr. Wolff on September 19, 2008 are subject to accelerated vesting in certain circumstances.

(4)	These options or awards vest one-quarter annually, beginning on the first anniversary of the grant date.

(5)	The RSUs granted to Mr. Salemme on September 19, 2008 are subject to accelerated vesting in certain circumstances.

Option Exercises and Stock Vested

There have been no exercises of stock options, stock appreciation rights or similar instruments by our named executive officers during the last fiscal year. The following table provides information with respect to all restricted stock and RSUs that vested during 2008:

	Number of Shares	Value Realized
Name	Acquired on Vesting (#) (1)	on Vesting (2)
Benjamin G. Wolff	260,542	$2,116,382
John A. Butler	35,000	$246,400
Perry S. Satterlee	70,000	$478,100
R. Gerard Salemme	25,172	$177,664
Scott G. Richardson	63,333	$477,437

(1)	Shares of restricted stock.

(2)	Value is based on the closing price of Class A Common Stock on the vesting date, as reported by NASDAQ.

Pension Benefits

None of our executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-qualified Deferred Compensation

None of our executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Potential Payments on Termination or Change in Control

Potential Payments on Termination Relating to a Change in Control

Pursuant to the Change in Control Severance Plan, if Mr. Morrow is terminated by Clearwire without cause or he terminates his employment with Clearwire for good reason (1) within 24 months following a change in control of Clearwire, or (2) in the period between the commencement of a change in control transaction and the closing of such transaction, if the termination event occurred due to the request or instruction of a third party attempting to effect a change in control, he would be entitled to receive a lump-sum cash severance payment equal to 300% of his targeted annual compensation. All other named executive officers would be entitled to receive a lump-sum cash severance payment equal to 200% of targeted annual compensation if terminated by Clearwire without cause or by the named executive for good reason (1) within 24 months following a change in control of Clearwire or (2) in the period between the commencement of a change in control transaction and the closing of such transaction, if the termination event occurred due to the request or instruction of a third party attempting to effect a change in control. Mr. Wolff has waived all his potential rights under the Change in Control Severance Plan. Targeted annual compensation means the sum of the greater of the named executive officers’ annual base salary in effect immediately before the change in control date or on the date of the named executive officers’ termination, plus target annual commission, if any, and the greater of the named executives officers’ target annual bonus in effect immediately prior to the change in control date or on the date of the executives officers’ termination. These named executive officers would also be entitled to receive (1) accelerated vesting on all unvested equity grants, (2) continuation of health care coverage, at no increased cost, for 24 months following termination, unless and until such time as the named executive officer is otherwise eligible for healthcare coverage that is substantially similar in cost and in level of benefits provided, from a successor employer or otherwise, and (3) a “gross-up” for any golden parachute excise taxes under the Code. The Closing constituted a change in control for purposes of the Change in Control Severance Plan. Additionally, the September 19, 2008 RSU grant agreements for Messrs. Wolff and Salemme contain language providing that such RSUs will vest in their entirety should Messrs. Wolff or Salemme be terminated by Clearwire without cause. Assuming the employment of our named executive officers were to be terminated without cause or for good reason, on December 31, 2008, the following individuals would have been entitled to payments in the amounts set forth opposite their name in the table below.

		Continued	Value of Accelerated
Officer	Cash Severance ($)	Health Care ($)	Equity (1) ($)

Benjamin G. Wolff(2)	-	-	1,479,000
William T. Morrow(3)	5,400,000	22,354	-
David J. Sach(3)	2,000,000	22,354	-
John A. Butler(4)	-	-	-
Perry S. Satterlee	2,000,000	22,354	493,000
R. Gerard Salemme	1,080,000	-	1,232,500
Scott G. Richardson	1,200,000	22,354	394,400

(1)	Amounts represent the intrinsic value of the equity, based on the closing price of Class A Common Stock of $4.93 on December 31, 2008

(2)	Mr. Wolff has waived all his rights under the Change in Control Severance Plan, pursuant to a letter agreement dated March 9, 2009. If he had been terminated on December 31, 2008, he would have been entitled to receive $4.5 million in cash severance under the Change in Control Severance Plan.

(3)	Messrs. Morrow and Sach were hired in 2009, and did not hold equity in Clearwire as of December 31, 2008.

(4)	Mr. Butler resigned his position on November 28, 2008 and was entitled to receive a severance benefit equal to $1,020,000 under the terms of the Change in Control Severance Plan. This amount was paid on March 15, 2009. In addition, Mr. Butler will remain covered under Clearwire’s health plans for 24 months following his termination of employment; the estimated value of this benefit is $14,243.

We are not obligated to make any cash payment to these named executive officers if their employment is terminated by us for cause or by the executive officer without good reason. Cause and good reason have the correlative meaning set forth in the named executive officers employment agreement with Clearwire or, in the absence of any such agreement or in the absence of any similar definitions in such agreement, the cause and good reason definitions in the Clearwire Change in Control Severance Plan will apply.

Potential Payments on a Change in Control

None of the named executive officers would receive any payments, accelerated vesting of equity grants, or other benefits solely upon a change in control of the Company.

Potential Payments on Termination Not Relating to a Change in Control

Pursuant to his letter agreement, if Mr. Salemme is terminated without cause (whether through constructive termination or otherwise), he is entitled to a lump-sum severance payment in an amount equal to six months of his salary. Pursuant to a letter agreement dated March 9, 2009, Mr. Wolff is not entitled to any severance payments, but the letter does provide that if he is terminated other than for cause or in the event of constructive termination, the vesting on all his equity grants will be accelerated by two years. Additionally, the September 19, 2008 RSU grant agreements for Messrs. Wolff and Salemme contain language providing that such RSUs will vest in their entirety should Messrs. Wolff or Salemme be terminated by Clearwire without cause. Pursuant to Mr. Satterlee’s employment agreement, if Mr. Satterlee’s employment is terminated by us without cause, he is entitled to a lump sum payment in the amount of his annual base salary plus an amount equal to the most recent annual bonus payment he received.

Pursuant to a letter agreement with Mr. Richardson, if Mr. Richardson’s employment is terminated without cause (whether through constructive termination or otherwise) or for good reason, Mr. Richardson would be entitled to receive severance equal to 12 months base salary. Pursuant to a letter agreement with Mr. Morrow, if Mr. Morrow’s employment is terminated without cause (whether through constructive termination or otherwise) or for good reason, he is entitled to a lump-sum severance payment in an amount equal to two years of his salary and bonus. Pursuant to a letter agreement with Mr. Sach, if Mr. Sach is terminated unvoluntarily within his first 18 months with Clearwire for any reason other than cause or documented unsatisfactory job performance, he would be eligible for severance equal to his annual base salary and target annual bonus.

		Value of Accelerated
Officer	Cash Severance ($)	Equity(1) ($)

Benjamin G. Wolff	-	1,479,000
William T. Morrow(2)	3,600,000	-
David J. Sach(2)	1,000,000	-
John A. Butler(3)	-	-
Perry S. Satterlee	920,000	-
R. Gerard Salemme	180,000	1,232,500
Scott G. Richardson	562,500	-

(1)	Amounts represent the intrinsic value of the equity, based on the closing price of Class A Common Stock of $4.93 on December 31, 2008.

(2)	Messrs. Morrow and Sach were hired in 2009, and did not hold equity in Clearwire as of December 31, 2008.

(3)	Mr. Butler resigned his position on November 28, 2008 and was entitled to receive a severance benefit equal to $1,020,000 under the terms of the Change in Control Severance Plan. This amount was paid on March 15, 2009. In addition, Mr. Butler will remain covered under Clearwire’s health plans for 24 months following his termination of employment; the estimated value of this benefit is $14,243.

Clearwire is not obligated to make any cash payment to these executive officers if their employment is terminated by Clearwire for cause or by the named executive officer without cause, or to any other named executive officer on the termination of employment for any reason, except in the case of termination for good reason by Mr. Morrow and Mr. Richardson. In addition, Clearwire does not provide any medical continuation or death or disability benefits for any of its executive officers that are not also available to its partners.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised of Messrs. McCaw, Hesse and Currie. During fiscal year 2007, Mr. McCaw also served as Old Clearwire’s Co-Chief Executive Officer until January 2007.

During fiscal years 2008 and 2007, Mr. Wolff served as Old Clearwire’s Chief Executive Officer and as a director of ICO, while Mr. McCaw served as ICO’s Chairman and served as a member of Old Clearwire’s Compensation Committee. For additional information please see the section titled “Related Party Transactions” beginning on page 40 of this proxy statement.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE

Craig O. McCaw
Peter L.S. Currie
Daniel R. Hesse

EQUITY COMPENSATION PLAN INFORMATION

In connection with the Closing of the Transactions, we assumed the 2008 Stock Compensation Plan, the 2007 Stock Compensation Plan and the 2003 Stock Option Plan of Old Clearwire.

The table below presents information as of December 31, 2008 for our equity compensation plans, which were previously approved by Old Clearwire’s stockholders. We do not have any equity compensation plans that have not been approved by stockholders.

Number of Securities
Remaining Available
	Number of Securities			for Future Issuance
	To Be Issued Upon			Under Equity
	Exercise of			Compensation Plans
	Outstanding Options		Weighted Average	(Excluding Securities
	Vesting of Restricted		Exercise Price	Reflected in the
Plan category	Stock Units (1)		of Options (3)	First Column)

Equity compensation plans approved by stockholders	22,444,226	(2)	14.21	78,859,000

(1)	All of the securities were acquired in connection with the closing of the Transactions.

(2)	Our equity compensation plans authorize the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards. Of these shares, 19,171,601 are to be issued upon the exercise of outstanding options and 3,272,625 are to be issued pursuant to the vesting of outstanding restricted stock units.

(3)	As there is no exercise price for restricted stock units, this price represents the weighted average exercise price of stock options only.

RELATED PARTY TRANSACTIONS

Related Party Transactions Policy and Procedures

Pursuant to the charter of the Audit Committee, the Audit Committee reviews and approves or ratifies or refers to a special committee all significant related party transactions and potential conflict of interest situations. A related person is any executive officer, nominee for director, or more than 5% stockholder of Clearwire, including any of their immediate family members, and any entity owned or controlled by such persons. Under the Equityholders’ Agreement, a simple majority of the disinterested directors on our board are also required to approve any related party transactions. Each of the related party transactions listed below that were submitted to our Board of Directors or the board of directors of Old Clearwire were approved by a disinterested majority of such board of directors after full disclosure of the interest of the related party in the transaction.

Clearwire has a number of strategic and commercial relationships with third parties that have had, or are expected to have, a significant impact on Clearwire’s business, operations and financial results. These relationships are with Sprint, Intel, Comcast, Eagle River, Google, Time Warner Cable, Motorola, Inc., which we refer to as Motorola and Bell Canada, all of which are related parties, due to their stock ownership of more than 5% of our Class A Common Stock or Class B Common Stock.

Relationships among Certain Stockholders, Directors, and Officers of Clearwire

Eagle River

As of December 31, 2008, 5% of the ownership interests in Class A Common Stock was held by Eagle River. ERI is the manager of Eagle River. Each entity is controlled by Mr. McCaw, our Chairman.

Commercial Agreements

At Closing, Clearwire Communications, a subsidiary of Clearwire, entered into the following commercial agreements with Sprint and the Investors, which relate to the bundling and reselling of Clearwire’s WiMAX services and Sprint’s third generation wireless communications, which we refer to as 3G, services, the embedding of WiMAX chips into various devices, and the development of Internet services and protocols, among other things:

Intellectual Property Agreement. At Closing, Clearwire Communications entered into an intellectual property agreement with Sprint, which we refer to as the Intellectual Property Agreement, pursuant to which Sprint assigned and caused its controlled affiliates to assign to Clearwire, and all persons in which Clearwire is the owner, directly or indirectly, of at least 50% of the person’s voting stock, all of Sprint’s right, title and interest in certain WiMAX patent applications, certain trademarks, and certain other software and other proprietary information related to its WiMAX business. In addition, Sprint granted and caused its controlled affiliates to grant to Clearwire, and all persons in which Clearwire is the owner of at least 50% of the person’s voting stock, non-exclusive licenses to exercise any rights with respect to certain proprietary software and certain WiMAX-related proprietary information owned by Sprint or its controlled affiliates prior to the effective date of the Intellectual Property Agreement and not otherwise assigned to Clearwire or any persons in which Clearwire is the owner of at least 50% of the person’s voting stock.

Under the Intellectual Property Agreement, Sprint and Clearwire Communications agree to cooperate in connection with:

•	the preparation, filing, prosecution, maintenance and defense of each other’s patents;

•	any suit for infringement of each other’s patents brought by Clearwire, Sprint or their controlled affiliates against a third party; and

•	executing any applicable documents requested by one another to perfect ownership and register patent assignments with any patent office.

Further, Clearwire and Sprint agree to not assert their respective patent rights against each other for a period of ten years from date of the agreement (or 15 years with respect to patents related to Voice over Internet Protocol owned by Sprint and its subsidiaries) or for so long as Sprint has an ownership interest in Clearwire Communications, whichever is longer. Subject to certain exceptions, all intellectual property assigned or licensed would be assigned or licensed, as applicable, “as is,” without any representations, warranties or indemnifications. Sprint and Clearwire may potentially cooperate in defending third-party infringement suits by asserting patents for the benefit of the other.

3G MVNO Agreement. At the Closing, Clearwire Communications exercised an option to become a party to a non-exclusive MVNO Support Agreement entered into on May 7, 2008, among Sprint Spectrum L.P. d/b/a Sprint, Comcast MVNO II, LLC, TWC Wireless, LLC and BHN Spectrum Investments, LLC, which we refer to as the 3G MVNO Agreement. We refer to mobile virtual network operators as MVNOs Under the 3G MVNO Agreement, Sprint agrees to sell its code division multiple access, which we refer to as CDMA, mobile voice and data communications service, which we refer to as the PCS Service, for the purpose of resale by the other parties to each of their respective end user customers. Certain related entities, affiliates and purchases of divested cable operations are also authorized in certain circumstances to purchase under the 3G MVNO Agreement for resale to their respective end users. The PCS Service includes Sprint’s existing core network services, other network elements and information that enable a third party to provide services over the network, or core network enablers, and, subject to certain limitations and exceptions, new core network services, core network enablers and certain customized services. The 3G MVNO Agreement specifically excludes access to Sprint’s Integrated Digital Enhanced Network, which we refer to as iDEN, and services operating on a 2.5 GHz spectrum or any unlicensed spectrum, except as provided in the 3G MVNO Agreement with respect to certain converged products and services. Sprint has the right to implement network controls as long as they are implemented consistently across the retail and wholesale base and notice is provided.

Subject to certain exceptions, each of Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC, Clearwire Communications and any other parties permitted to become a party to the 3G MVNO Agreement that elect the option to do so, which we refer to as the 3G MVNOs, may market and sell the PCS Service provided that it does so as part of a defined bundle of products and services (each 3G MVNO has its own unique bundling terms). Also, subject to certain exceptions, the 3G MVNOs are restricted from reselling the PCS Service to other resellers. Subject to certain exceptions, the 3G MVNOs generally may not target market their respective end users activated on the Sprint network to switch to a competing wireless network or mass migrate their respective end users activated on the Sprint network to another competing wireless network.

With certain exceptions, the pricing of the PCS Service is primarily volume or usage based pricing with provisions to ensure long-term price competitiveness. Each 3G MVNO receives price protections designed to keep the Sprint offering market competitive with offerings to other similar resellers, taking into account a number of factors. Each 3G MVNO also receives protections from Sprint entering agreements with more favorable terms. With certain exceptions, each 3G MVNO has the right to opt into any agreement related to the wireless broadband services between Sprint and any other 3G MVNO on substantially identical terms.

While each party is responsible for procuring its own devices, Sprint is obligated to provide commercially reasonable assistance in obtaining terms from device manufacturers that are more favorable than those terms that could be obtained independently. Each 3G MVNO is responsible for the relationship with the end user customer, including pricing, care and billing. Each 3G MVNO has the right to “tag along” with Sprint to successor networks to which Sprint migrates its comparable CDMA base, and, in certain circumstances, Sprint has a “drag along” right to force these parties to transition to such a successor network.

Each of Google and Intel and their respective controlled affiliates have the option to become a party to the 3G MVNO Agreement under the same general terms as the initial 3G MVNOs. In addition, each party to the 3G MVNO Agreement has customary indemnification obligations.

The 3G MVNO Agreement has an initial term that ends on December 31, 2018 with, subject to certain scale conditions, the 3G MVNOs’ unilateral option to renew for up to two additional successive five-year periods by notice to Sprint. Following expiration of the second five-year renewal, the 3G MVNO Agreement automatically renews for successive three-year renewal periods unless Sprint or another party to the 3G MVNO Agreement provides notice of its intent not to renew at least 90 days prior to the end of the term then in effect. Sprint is permitted to terminate the 3G MVNO Agreement with respect to any 3G MVNO on such other 3G MVNOs:

•	failure to pay undisputed amounts;

•	material breach;

•	dissolution, bankruptcy or written admission of inability to pay debts; or

•	entry into a business combination transaction pursuant to which such 3G MVNO becomes an affiliate of or acquires a business that competes with Sprint (based on criteria specified in the 3G MVNO Agreement).

Each 3G MVNO is permitted to terminate the agreement on:

•	Sprint’s material breach;

•	Sprint’s dissolution, bankruptcy or written admission of inability to pay debts;

•	material degradation of Sprint’s network;

•	Sprint’s entry into a business combination transaction pursuant to which Sprint becomes an affiliate of or acquires a business that competes with any 3G MVNO (based on criteria specified in the 3G MVNO Agreement); or

•	beyond a certain defined threshold, sale of licenses if Sprint does not enter into a service assumption agreement or loss of licenses in markets.

After the termination of the 3G MVNO Agreement, Sprint has varying obligations to provide post- termination transition assistance pursuant to varying phase out periods, based on the circumstances giving rise to the termination.

4G MVNO Agreement. At Closing, Clearwire Communications entered into a 4G MVNO Agreement with Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC and Sprint Spectrum L.P., which we refer to as the 4G MVNO Agreement, pursuant to which it sells its wireless broadband services to the other parties to the 4G MVNO Agreement, for the purposes of the purchasers marketing and reselling the wireless broadband services to each of their respective end user customers. The wireless broadband services to be provided under the 4G MVNO Agreement are generally comprised of those services provided by Clearwire Communications to its retail customers, or standard network services, and certain other wireless broadband services, or non-standard network services requested by Comcast MVNO II, LLC, TWC Wireless, LLC and BHN Spectrum Investments, LLC and any other parties permitted to become a party to the 4G MVNO Agreement that exercise the option to do so, which we refer to as the 4G MVNOs. Under the 4G MVNO Agreement, Clearwire Communications agree to, among other things, use commercially reasonable efforts to provide support services to each of the 4G MVNOs and to develop by certain prescribed dates certain wireless service and network elements.

Subject to certain exceptions, each 4G MVNO may market and sell the wireless broadband service provided that it does so as part of a defined bundle (each 4G MVNO has a unique bundle requirement). Also, subject to certain exceptions, the 4G MVNOs will be restricted from reselling the wireless broadband service to other resellers.

During the first seven years, Clearwire Communications has the exclusive right to develop and contract with original equipment manufacturers, which we refer to as OEMs, regarding embedded devices, including devices capable of functioning on a mobile WiMAX network, and will exclusively work with OEMs to embed client managers. For a period of time and subject to certain exceptions, the 4G MVNOs generally may not target market their respective end users activated on the Clearwire Communications network to switch to a competing wireless network or mass migrate their respective end users activated on the Clearwire Communications network to another competing wireless network.

With certain exceptions, each 4G MVNO has the right to opt into any agreement related to the wireless broadband services between Clearwire Communications and any other 4G MVNO. Similar opt-in rights and bundling service protections are available with respect to any 4G agency agreement entered into between Clearwire Communications and any 4G MVNO. In certain circumstances, any purchaser of the divested cable television system of a multiple system operator that becomes a party to the 4G MVNO Agreement or Sprint wireless operations is authorized to purchase services under the 4G MVNO Agreement.

With certain exceptions, the pricing of the wireless broadband service is primarily a discount from Clearwire Communication’s retail price for similar services and pricing determinations will differ between standard and non-standard service offerings. Each 4G MVNO receives price protections in the form of certain terms and conditions that are designed to keep the Clearwire Communications offering market competitive with offerings to other similar resellers. Subject to certain qualifications, each 4G MVNO is entitled to more favorable economic and non-economic terms for the wireless broadband services provided by Clearwire Communications or certain of its affiliates to any other reseller.

While each party is responsible for procuring its own devices, Clearwire Communications is obligated to provide commercially reasonable assistance in obtaining terms from device manufacturers that are more favorable than those terms that could be obtained independently. In addition, the 4G MVNO Agreement includes certain protections from any party’s exclusive arrangements with device manufacturers. Clearwire Communications has the right to implement network controls as long as they are implemented consistently across the retail and wholesale base and notice was provided. Each 4G MVNO is responsible for the relationship with the end user customer, pricing, care and billing with respect to the wireless broadband service. The 4G MVNO Agreement provides for broad operational support capabilities that will be provided by Clearwire Communications.

Google and Intel and their respective controlled affiliates have the option to become a party to the 4G MVNO Agreement under the same general terms as the 4G MVNOs. The 4G MVNO Agreement has a five-year initial term with perpetual automatic five-year renewals, unless any 4G MVNO elects solely as to itself to provide notice of its intent not to renew at least 180 days prior to the end of the term then in effect. The 4G MVNO Agreement further provides that Clearwire Communications cannot enter into any other agreement that contains exclusivity provisions that are binding on any 4G MVNO or its customers or otherwise limit any 4G MVNO’s ability to provide services to such 4G MVNO customers. Clearwire Communications has customary indemnification obligations under the 4G MVNO Agreement. Clearwire Communications is permitted to terminate the 4G MVNO Agreement with respect to any 4G MVNO on such other 4G MVNOs:

•	failure to pay undisputed amounts;

•	material breach; or

•	dissolution, bankruptcy or written admission of inability to pay debts.

If Intel becomes a party to the 4G MVNO Agreement, Clearwire Communications is also permitted to terminate the 4G MVNO Agreement with respect to Intel if Clearwire Communications has the right to terminate the market development agreement entered into with Intel, which we refer to as the Intel Market Development Agreement, as a result of an event of default under the Intel Market

Development Agreement. Each 4G MVNO is permitted to terminate the 4G MVNO on Clearwire Communications’s:

•	material breach;

•	dissolution, bankruptcy or written admission of inability to pay debts; or

•	change in control (unless Sprint or any of its controlled affiliates is the surviving entity).

4G Authorized Sales Representative Agreement. At Closing, Clearwire Communications entered into an authorized sales representative agreement, which we refer to as the 4G ASR Agreement, pursuant to which Sprint may act as a non-exclusive sales representative on behalf of Clearwire Communications, to solicit subscribers to purchase Clearwire Communications services. These subscribers will enter into service agreements with Clearwire Communications and will be customers of Clearwire Communications with respect to the services provided by Clearwire Communications. The 4G ASR Agreement has an initial term of one year and may be extended beyond the initial one-year term only if neither party gives notice that it does not wish to extend the 4G ASR Agreement.

3G National Retailer Agreement. At Closing, Sprint Solutions, Inc. and other Sprint affiliated entities, which we refer to collectively as the Sprint Entities, entered into a national retailer agreement, which we refer to as the 3G Retailer Agreement, pursuant to which Clearwire Communications may act as a non-exclusive sales representative on behalf of the Sprint Entities to solicit subscribers to purchase services from the Sprint Entities. These subscribers will enter into subscription agreements with Sprint Solutions, Inc. or another Sprint affiliate, and will be customers of such Sprint entity with respect to the services provided by Sprint. The 3G Retailer Agreement has an initial term of one year and may be extended beyond the initial one-year term only if neither party gives notice that it does not wish to extend the 3G Retailer Agreement.

Intel Market Development Agreement. At Closing, Clearwire Communications entered into the Intel Market Development Agreement, pursuant to which Clearwire Communications promotes the use of certain notebook computers and mobile Internet devices on our network, and Intel would develop, market, sell and support WiMAX embedded chipsets for use in certain notebook computers and mobile Internet devices that may be used on the Clearwire network. The Intel Market Development Agreement lasts for a term of seven years from the date of the agreement, with Intel having the option to renew the agreement for successive one-year terms up to a maximum of 13 additional years provided that Intel meets certain requirements. If Intel elects to renew the agreement for the maximum 20-year term, the agreement will thereafter automatically renew for successive one-year renewal periods until either party terminates the agreement. In addition, at any time during the initial seven-year term, Intel may elect to become a party to the 4G MVNO Agreement or a party to both the 4G MVNO Agreement and the 3G MVNO Agreement. Any election with respect to the 4G MVNO Agreement must be on the same terms and conditions as those offered to the other 4G MVNOs, and includes an obligation on Intel to bundle additional services with WiMAX access service. If Intel elects to become a party to the 4G MVNO Agreement or a party to both the 4G MVNO Agreement and the 3G MVNO Agreement, and if such election is made in the first three years of the Intel Market Development Agreement, the Intel Market Development Agreement will terminate three years from the date of the agreement. If such election is made more than three years after the date of the Intel Market Development Agreement but before the end of the seventh year of the Intel Market Development Agreement, then the Intel Market Development Agreement will terminate at the time such election becomes effective.

Under the Intel Market Development Agreement, Clearwire Communications pays to Intel a portion of the access revenues received from some retail customers using certain Intel-based notebook computers, or other mutually agreed on devices on the Clearwire network, for a defined period of time, which we do not believe will have a significant impact on our profitability. Subject to certain qualifications, Clearwire Communications also pays to Intel a one-time fixed payment for each new qualifying Intel-based device activated on Clearwire Communications’s network during the initial term. Intel has committed, subject to certain conditions and limitations, to help ensure, during a specified period, the commercial availability of notebook computers and mobile Internet devices that operate on the Clearwire network. In addition, Intel provides engineering and validation with respect to the use of certain notebook computers on the Clearwire network, including supporting interoperability testing. Subject to a number of conditions, Intel has committed to spend, or cause others to spend, specified amounts on marketing within the first seven-year period, and Clearwire Communications will spend, or cause others to spend, set amounts on marketing within a specified time frame. Intel has agreed to develop a co-branding construct to promote the Clearwire network and is also obligated to conduct direct marketing and indirect marketing programs and activities. Clearwire Communications has committed to achieving a minimum POPs coverage during the initial term.

Under the Intel Market Development Agreement, for a period of three years, Clearwire Communications is not permitted to commercially deploy any wireless broadband or data technology, except for WiMAX and complementary services (including Wi-Fi, for example). Clearwire Communications is relieved of this restriction if WiMAX service does not meet the minimum performance requirements. The Intel Market Development Agreement provides that Intel and Clearwire Communications must become involved with Open Patent Alliance, LLC, an entity formed to protect and promote the global implementation of WiMAX and to create patent pools for licensing of patent claims essential to WiMAX technology, and make certain capital contributions when due to Open Patent Alliance, LLC. The Intel Market Development Agreement is terminable by either party without penalty on default of the other party. Subject to certain conditions, either party is permitted to transfer the agreement on the occurrence of a change in control.

Google Products and Services Agreement. At Closing, Clearwire Communications entered into a products and services agreement with Google, which we refer to as the Google Products and Services Agreement, pursuant to which Clearwire Communications and Google will collaborate on a variety of products and services. Google will provide advertising services to Clearwire Communications for use with certain websites and devices, and Clearwire Communications will utilize these Google advertising services on an exclusive basis for its retail customers. Google will pay Clearwire Communications a percentage of the revenue that Google generates from these advertising services. Google will also provide a suite of hosted communications services, including email, instant messaging and calendar functionality, to us for integration into our desktop portal offering. Furthermore, Clearwire Communications will support the open-source Android platform, will work with Google to offer certain other Google applications, and will explore working with Google on a variety of other potential products and services. The Google Products and Services Agreement has a term of three years.

Google Spectrum Agreement. At Closing, Clearwire Communications entered into a spectrum agreement with Google, which we refer to as the Google Spectrum Agreement, pursuant to which Clearwire Communications will make available to Google certain of its excess 2.5 GHz spectrum in various markets, if Clearwire Communications determines there is any, for experimental usage by Google and for development of alternative applications by third parties operating under the direction and approval of Clearwire and Google. The third-party use of Clearwire’s spectrum beyond that used for WiMAX technology can not be utilized in a manner that will interfere with Clearwire’s use of the spectrum for WiMAX technology, and will be subject to availability. The revenue generated from the spectrum usage other than for WiMAX technology, if any, must be shared by Google and Clearwire. The Google Spectrum Agreement provides for an initial term of five years from the date of the agreement. The Google Spectrum Agreement is terminable by either party on default of the other party.

Master Site Agreement. At Closing, Clearwire Communications entered into a master site agreement with Sprint, which we refer to as the Master Site Agreement, pursuant to which Sprint and Clearwire Communications established the contractual framework and procedures for the leasing of tower and antenna co-location sites to each other. Leases for specific sites will be negotiated by Sprint and Clearwire Communications on request by the lessee. The leased premises may be used by the lessee for any activity in connection with the provision of wireless communications services, including attachment of antennas to the towers at the sites. The term of the Master Site Agreement is ten years from execution. The term of each lease for each specific site is five years, but the lessee has the right to extend the term for up to an additional 20 years. The lessee is responsible for payment of a monthly fee per site to the other party. The lessee is also responsible for the utility costs and for certain additional fees.

Master Agreement for Network Services. At Closing, Clearwire Communications entered into a master agreement for network services with the Sprint Entities, which we refer to as the Master Agreement for Network Services, pursuant to which the Sprint Entities and Clearwire Communications established the contractual framework and procedures for Clearwire Communications to purchase network services from the Sprint Entities. Clearwire Communications may order various services from the Sprint Entities, including IP network transport services, data center collocation, toll-free services and access to the following business platforms: voicemail, instant messaging services, location-based systems and media server services. Clearwire Communications is not obligated to purchase these services from the Sprint Entities. The Sprint Entities must provide a service level agreement that is consistent with the service levels provided to similarly situated customers. Pricing will be specified in separate product attachments for each type of service; in general, the pricing is based on the mid-point between fair market value of the service and the Sprint Entities’ fully allocated cost for providing the service. The term of the Master Agreement for Network Services is five years, but Clearwire Communications has the right to extend the term for an additional five years.

IT Master Services Agreement. At Closing, Clearwire Communications entered into an IT master services agreement with the Sprint Entities, which we refer to as the IT Master Services Agreement, pursuant to which the Sprint Entities and Clearwire Communications established the contractual framework and procedures for Clearwire Communications to purchase information technology, which we refer to as IT, application services from the Sprint Entities. Clearwire Communications may order various information technology application services from the Sprint Entities, including human resources applications, supply chain and finance applications, device management services, data warehouse services, credit/address check, IT help desk services, repair services applications, customer trouble management, coverage map applications, network operations support applications, and other services. The specific services requested by Clearwire Communications will be identified in Statements of Work to be completed by the Sprint Entities and Clearwire Communications. The Sprint Entities must provide service levels consistent with the service levels the Sprint Entities provide to their affiliates for the same services. Pricing will be specified in each separate Statement of Work for each type of service. The term of the IT Master Services Agreement is five years, but Clearwire Communications has the right to extend the term for an additional five years.

Equityholders’ Agreement

At the Closing, Clearwire, Sprint, Eagle River and the Investors, including certain of their respective affiliates, entered into the Equityholders’ Agreement, which sets forth certain rights and obligations of Sprint, Eagle River, the Investors and their permitted transferees and designees under the Equityholders’ Agreement, which we refer to collectively as the Equityholders, and each individually as an Equityholder, with respect to the governance of Clearwire, transfer restrictions on Clearwire Common Stock, rights of first refusal and pre-emptive rights, among other things. As the holders of approximately 87.2% of the total voting power of Clearwire, Sprint, Eagle River and the Investors together effectively have control of Clearwire.

Corporate Governance

The Equityholders’ Agreement provides that our Board of Directors will consist of 13 directors, of which, initially:

•	seven directors will be nominated by Sprint (one of whom must qualify (for so long as there are not more than two independent designees) as an independent director and for service on our Audit Committee under NASDAQ rules and federal securities laws and be willing to serve on the Audit Committee);

•	one director will be nominated by Eagle River;

•	one director will be nominated by Intel;

•	two directors will be nominated by the Strategic Investors as a group;

•	one independent director (who must qualify for service on the Audit Committee under NASDAQ rules and federal securities laws and be willing to serve on the Audit Committee) will be nominated by Intel and the Strategic Investors as a group (this position has not yet been filled); and

•	one independent director (who must qualify for service as chairman of the Audit Committee under NASDAQ rules and federal securities laws and be willing to serve as chairman of the Audit Committee) will be nominated by the Nominating and Governance Committee.

The number of nominees that an Equityholder has the right to nominate is subject to adjustment if the number of shares of Common Stock held by such Equityholder is reduced below a certain level, generally 50% of the number of shares it held at the Closing, as adjusted pursuant to the Transaction Agreement. In addition, subject to certain exceptions, if Sprint transfers 25% of the number of shares of Common Stock or equity interests of Clearwire Communications received by it in the Transactions to any other Equityholder, the number of nominees that each of Sprint and such transferee Equityholder is entitled to nominate will be adjusted to be a number equal to the percentage of its respective voting power of Clearwire multiplied by thirteen; and if Sprint undergoes certain change of control transactions, Sprint will only be entitled to nominate a number of directors equal to the lesser of (1) the percentage of its voting power of Clearwire multiplied by thirteen and (2) six. Furthermore, (1) each of Eagle River and Intel has the right to designate a board observer for so long as Eagle River and Intel, respectively, has the right to nominate a person for service as a director of Clearwire and (2) each of Bright House Networks and the Strategic Investors, as a group, has the right to designate a board observer for so long as each of Bright House Networks and the Strategic Investors, as a group, respectively, owns at least 50% of the number of shares of Common Stock received by them in the Transactions.

The Equityholders’ Agreement provides, among other things, that:

The Audit Committee will initially consist of three or more independent directors, including Sprint’s designated director that qualifies as an independent director and the independent director designated by Intel and the Strategic Investors. The Audit Committee will perform the duties usually reserved for an audit committee, including reviewing and recommending to the full board of directors any transaction involving Clearwire or any of its controlled affiliates on the one hand, and any Equityholder, any affiliate of any Equityholder or any director, officer, employee or associate of Clearwire, an Equityholder or any affiliate of any Equityholder on the other hand, which we refer to as a Related Party Transaction, and the approval of a majority of the Audit Committee will be required to approve any matter before it.

Subject to certain limitations and qualifications, the Nominating and Governance Committee will consist of five members, including two of Sprint’s designated directors, Eagle River’s designated director, one of the Strategic Investors’ designated directors and Intel’s designated director. The Nominating and Governance Committee will perform the functions usually reserved for a nominating committee, and the approval of four of the five members of the Nominating and Governance Committee will be required to nominate any director the Nominating and Governance Committee is responsible for nominating.

Subject to certain limitations and qualifications, our Compensation Committee will consist of four members, including one of Sprint’s designated directors, one of the Strategic Investors’ designated directors, Eagle River’s designated director and the independent director designated by Intel and the Strategic Investors. The Compensation Committee will, among other things, determine compensation for the chief executive officer of Clearwire and Clearwire Communications and all executive officers of Clearwire and Clearwire Communications who report directly to the chief executive officer, and the approval of two-thirds of the Compensation Committee will be required to approve such compensation and no other approval of the board of directors will be required with respect to such matters.

The Transactions Committee will consist of all directors other than those directors designated by Sprint who are employees or directors of Sprint or any its affiliates, or who would not be independent directors of Sprint if they were to sit on the board of directors of Sprint or any of its affiliates. Other than the Audit Committee, the Nominating and Governance Committee, the Compensation Committee, the Transactions Committee and a possible executive committee, we will establish no other committees other than special committees that may be created from time to time. If the board of directors delegates any authority to a special committee or to an executive committee, then each of Sprint, Intel, Eagle River and the Strategic Investors will be entitled to designate at least one designee to any such committee for so long as it has the right to nominate at least one director, unless such designation would in the good faith determination of a majority of the independent directors be inappropriate as a result of a conflict of interest on the part of such designee, the party designating such designee or any of their respective affiliates. Any such designation by Sprint, Intel, Eagle River or the Strategic Investors must be initially made within a reasonable period of time following receipt of written notification of the formation of such committee.

Under the Equityholders’ Agreement, we are required to deliver to Sprint, Eagle River, Intel and each Strategic Investor certain quarterly and annual financial statements as well as certain budget variance analyses, subject to certain minimum Clearwire stock ownership requirements on the part of each Equityholder.

The Equityholders’ Agreement provides that certain actions will require the prior approval of at least ten of our 13 directors, except that if there are ten or fewer directors on the Board of Directors at any time, these actions will require the unanimous approval of the Board of Directors. These actions include:

•	the appointment or removal of the chief executive officer of Clearwire and Clearwire Communications or of any officer that reports directly to the chief executive officer (except that if Sprint’s ownership in Clearwire falls below 50% of its ownership at the Closing, as adjusted pursuant to the Transaction Agreement, and Sprint no longer nominates a majority of the Board of Directors, the removal of those officers (other than the chief executive officer) will no longer require such approval);

•	the acquisition or disposition of, or the entry into a joint venture involving the contribution by Clearwire or any of its subsidiaries of, assets with a book value in excess of 20% of the consolidated book value of the assets of Clearwire and its subsidiaries, subject to certain exceptions;

•	any change of control of Clearwire or any of its subsidiaries;

•	any action not in accordance with the business purpose of Clearwire; and

•	the funding of (1) the expansion of the business purpose of Clearwire, (2) activities outside of the United States, other than the maintenance of Clearwire’s current operations and assets located outside of the United States, or (3) the acquisition of spectrum outside of the United States.

The Equityholders’ Agreement further provides that the following actions will require the prior approval of a majority of the disinterested directors of Clearwire:

•	any Related Party Transaction; and

•	any transfer of shares by the holder of the largest voting interest in Clearwire as between Sprint, the Strategic Investors (treated as a single holder) and Intel (as long as such holder holds at least 26% of the aggregate voting power of Clearwire), which we refer to as the Principal Equityholder, that constitutes a change of control of Clearwire or any of its material subsidiaries.

Under the Equityholders’ Agreement, the approval of each of Sprint, Intel and the representative of the Strategic Investors so long as Sprint, Intel or the Strategic Investors, as a group, own at least 5% of the outstanding voting power of Clearwire, will be required to:

•	amend the Clearwire Charter, the Clearwire Bylaws or the amended and restated operating agreement of Clearwire Communications, which we refer to as the Operating Agreement;

•	change the size of Clearwire’s board of directors;

•	liquidate Clearwire or Clearwire Communications or declare bankruptcy of Clearwire or its material subsidiaries;

•	effect any material capital reorganization of Clearwire or any of its material subsidiaries, other than a financing transaction in the ordinary course of business;

•	take any action that would cause Clearwire Communications or any of its material subsidiaries to be taxed as a corporation for federal income tax purposes; and

•	subject to certain exceptions, issue any Class B Common Stock or any equity interests of Clearwire Communications.

The Equityholders’ Agreement also provides that amending the Clearwire Charter, the Clearwire Bylaws or the Operating Agreement or changing the size of the Board of Directors will also require the approval of Eagle River if Eagle River then owns at least 50% of the shares of Common Stock held by it immediately before the Closing and the proposed action would disproportionately and adversely affect Eagle River, the public stockholders of Clearwire or Clearwire in its capacity as a member of Clearwire Communications in any material respect as compared to the impact of such action on Sprint, Intel and the Strategic Investors as stockholders of Clearwire and members of Clearwire Communications.

The Equityholders’ Agreement also provides that any amendment to the Operating Agreement will require the prior approval of a majority of the directors who have been nominated as independent directors by the Nominating Committee and those directors who are independent directors nominated by one or more Equityholders other than those independent directors who are current or former directors, officers or employees of the nominating Equityholder. For as long as any of Sprint, Intel, or the Strategic Investors as a group, owns at least 50% of the number of shares of Clearwire stock received by it in the Transactions and holds securities representing at least 5% of the outstanding voting power of Clearwire, the written consent of such party will be required before Clearwire enters into a transaction involving the sale of a certain percentage of the consolidated assets of Clearwire and its subsidiaries to, or the merger of Clearwire with, certain specified competitors of Sprint, Intel and the Strategic Investors.

The approval of securities representing at least 75% of the outstanding voting power of Clearwire will be required to approve (1) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving Clearwire or Clearwire Communications, (2) any issuance of capital stock of Clearwire or Clearwire Communications that constitutes a change of control of Clearwire or Clearwire Communications, respectively or (3) any sale or disposition of all or substantially all the assets of Clearwire or Clearwire Communications.

Restrictions on Transfer

Under the Equityholders’ Agreement, subject to certain conditions, Equityholders may transfer their shares of Class B Common Stock, along with the corresponding Class B non-voting common interests in Clearwire Communications, which we refer to as Clearwire Communications Class B Common Interests, to any then-existing holder of Class B Common Stock, to certain affiliates of such holder, or to persons who are not then-existing holders of Class B Common Stock. If an Equityholder or any transferee of an Equityholder transfers any Class B Common Stock or Clearwire Communications Class B Common Interests without also transferring to the same party an identical number of Clearwire Communications Class B Common Interests or Class B Common Stock, respectively, then the Class B Common Stock corresponding to those transferred shares or interests, as applicable, will be redeemed by Clearwire for par value.

Further, an Equityholder or its transferee may transfer its Class B Common Stock and Clearwire Communications Class B Common Interests only on notice to Clearwire, in accordance with the Operating Agreement and, in the case of a transferee, on delivery of a required transfer agreement to Clearwire. Unless certain conditions are satisfied, none of Sprint, Intel, the Strategic Investors or their permitted transferees may transfer their respective Class B Common Stock and Clearwire Communications Class B Common Interests if such transfer or transfers would result in the transferee having voting power in Clearwire equal to or greater than 50% of the voting power that Sprint received in the Transactions. An Equityholder that is a Securities Holding Company (as defined in the Equityholders’ Agreement) may transfer its Class B Common Stock and Clearwire Communications Class B Common Interests through the transfer by the holder of 100% of the securities in such Securities Holding Company of all of its securities in such Securities Holding Company, subject to certain restrictions.

Additionally, the Principal Equityholder is prohibited from transferring any Clearwire equity securities to certain specified competitors of the Strategic Investors, Intel or Sprint under certain circumstances.

Right of First Offer

If an Equityholder desires to transfer any of its Clearwire equity securities to a person other than an Equityholder or permitted transferee of such Equityholder, it is required to first offer to sell such equity securities to the other Equityholders on the same terms and conditions as it had proposed to make such transfer, subject to certain limitations. If the other Equityholders accept the offer, collectively, for all but not less than all of the subject equity securities, the Equityholders will consummate the purchase. If the offer to the other Equityholders is over-subscribed, the subject equity securities will be allocated among the accepting Equityholders pro rata based on their then-current ownership of Clearwire capital stock. If the offer to other Equityholders is not fully subscribed, the offer will be deemed to have been rejected and the selling Equityholder may proceed with the proposed sale, subject to certain limitations. Certain transfers, however, will not be subject to this right of first offer, including open market transfers by Eagle River, transfers by Intel of the Class A Common Stock received by it pursuant to the Merger, transfers that are part of a business combination that constitutes a change of control of Clearwire or Clearwire Communications and that are approved by the board of directors of Clearwire and the stockholders of Clearwire in accordance with applicable law and the terms of the Equityholders’ Agreement and certain “spin-off” transactions by the Equityholders.

Tag-Along Rights

If the Principal Equityholder elects to sell all or any portion of its Clearwire equity securities, which we refer to as the Sale Shares, in a transaction after which the transferee would hold voting power of Clearwire greater than 50% of the voting power that Sprint had at the Closing, as adjusted pursuant to the Transaction Agreement, each other Equityholder, subject to certain conditions, has the option to sell a pro rata portion of its shares, instead of the Sale Shares, and the number of Sale Shares to be sold by the Principal Equityholder will be reduced accordingly by the applicable number of equity securities to be included in the sale by the other Equityholders.

Preemptive Rights

If Clearwire proposes to issue any securities, other than in certain issuances, each Equityholder has the right to purchase its pro rata share of such securities, based on such holder’s voting power in Clearwire before such issuance.

Standstill Agreement

The Equityholders’ Agreement provides that Sprint, Intel and the Strategic Investors will not be able to purchase any common stock of Clearwire for at least five years after the Closing, subject to certain exceptions, which exceptions include the acquisition by an Equityholder of 100% of the outstanding common stock of Clearwire where such acquisition has been approved by a majority of both the board of directors and stockholders of Clearwire. Eagle River is not subject to this restriction.

Sprint Debt Agreements

Sprint owns approximately 51% of the voting power of Clearwire. As a result, Clearwire and its subsidiaries may be considered subsidiaries of Sprint under certain of Sprint’s agreements relating to its indebtedness. Those agreements govern the incurrence of indebtedness and certain other activities of Sprint’s subsidiaries. Covenants in Sprint’s debt instruments may purport to restrict Clearwire’s financial and operating flexibility and, if Clearwire’s actions result in a violation of those covenants, Sprint’s lenders may declare due and payable all outstanding loan obligations, thereby severely harming Sprint’s financial condition, operations and prospects for growth. The determination of whether or not Clearwire would be considered a subsidiary under Sprint’s debt agreements is complex and subject to interpretation, however, under the Equityholders’ Agreement, Sprint agrees that if Clearwire or any of its subsidiaries proposes to incur any indebtedness or take any other action that could violate the terms of Sprint’s debt agreements, Sprint will deliver a Compliance Certificate and a legal opinion from a nationally recognized law firm, certifying that the proposed indebtedness or other action will not violate Sprint’s debt agreements. If Sprint notifies Clearwire that it is unable to deliver a Compliance Certificate and the accompanying legal opinion and the Transactions Committee of Clearwire determines that Clearwire should proceed with the proposed indebtedness or other action, Sprint is obligated to take whatever action is necessary (including surrendering Class B Common Stock or governance rights with respect to Clearwire and its subsidiaries), to enable Sprint to deliver a Compliance Certificate and the accompanying legal opinion, and Sprint will deliver a Compliance Certificate and the accompanying legal opinion at the closing of the proposed indebtedness or other action. With respect to certain of Sprint’s outstanding credit agreements, Sprint agrees to use its Reasonable Best Efforts (as defined in the Equityholders’ Agreement) to cause any amendment thereto or refinancing thereof not to contain restrictions on the ability of Clearwire and its subsidiaries to incur indebtedness or take any other actions, and in no event to enter into any agreement in connection with any such amendment or refinancing that is more restrictive with respect to Clearwire than a certain specified prior agreement. Going forward, Sprint agrees that neither it nor any of its affiliates will enter into any agreement that restricts the ability of Clearwire and its subsidiaries to incur indebtedness or take any other actions.

Registration Rights Agreements

The Warrants Registration Rights Agreement

Old Clearwire granted registration rights to the holders of the warrants exercisable for 16,551,886 shares of Old Clearwire’s Class A Common Stock issued in conjunction with Old Clearwire’s senior secured notes due 2010 under a registration rights agreement dated August 5, 2005, which we refer to as the Warrants Registration Rights Agreement, of which Old Clearwire has redeemed 520,667 shares. The Warrants Registration Rights Agreement is intended to satisfy the obligations owed to the holders of these warrants. Under the Warrants Registration Rights Agreement, we may suspend the availability of any shelf registration statement and the use of any prospectus without incurring any obligation to pay to each affected warrant holder default payments pursuant to the Warrants Registration Rights Agreement, for a period not to exceed: (i) 30 consecutive days at any one time, (ii) 45 days in any three month period or (iii) 90 days in the aggregate during any twelve-month period, in each case only for valid business reasons, to be determined in good faith by the Company in its reasonable judgment including transactions such as the Closing. The default payment due to each affected warrant holder if we fail to meet our obligations under the Warrants Registration Rights Agreement is an amount in cash equal to 2% of the purchase price of such holder’s warrants. If we fail to make such payments in a timely manner, the payments will bear interest at a rate of 1% per month until paid in full. The Warrants Registration Rights Agreement also provides for incidental registration rights in connection with follow-on offerings, other than issuances pursuant to a business combination transaction or employee benefit plan.

Each of the above registration rights agreements allows us to continue to grant registration rights to other investors, which under certain circumstances may be superior to the rights already granted. Each of our existing registration rights agreements provides that we are responsible for paying the costs and expenses of registration other than underwriter discounts, commissions and transfer taxes. Parties to each of these agreements may transfer their registration rights under certain circumstances, including to family members and other affiliates, in connection with a bona fide pledge for a secured loan, and in private transfers to accredited investors.

Each of the above registration rights agreements provides that, in connection with an underwritten public offering, and subject to certain limitations, the underwriters may reduce the number of shares that may be included by registration rights holders.

The Transactions Registration Rights Agreement

At the Closing, Clearwire entered into a registration rights agreement with Sprint, Eagle River and the Investors, which we refer to as the Transactions Registration Rights Agreement, with respect to their shares of Common Stock.

Under the Transactions Registration Rights Agreement, each of the Strategic Investors, Sprint, Eagle River and Intel is entitled to a specified number of demands, varying from one to eight, that Clearwire prepare and file with the SEC a registration statement relating to the sale of the Class A Common Stock and any common stock of Clearwire issued in respect of Class A Common Stock or other securities of Clearwire issued with respect to such common stock, which we refer to collectively as the Registrable Securities, including in an underwritten offering, provided that such Registrable Securities have an aggregate price to the public of not less than $50 million. In addition, if Clearwire becomes eligible to use Form S-3, each of the Strategic Investors, Sprint, Eagle River and Intel may also demand that Clearwire prepare and file with the SEC a registration statement on Form S-3 relating to the sale of their Registrable Securities, provided that the Registrable Securities to be sold have an aggregate price to the public of not less than $10 million. After Clearwire becomes eligible to use Form S-3, Clearwire is required to file a shelf registration statement with the SEC providing for the registration and sale of the Registrable Securities on a delayed or continuous basis.

On receipt of a demand notice, Clearwire is required to, as soon as practicable, give notice of such requested registration to all persons that may be entitled to participate in such sale. Thereafter, Clearwire must, as soon as practicable, effect such registration and all qualifications and compliances as may be required. Additionally, with respect to a demand registration, Clearwire is required to keep the registration statement effective, subject to certain exceptions, for at least 270 days from the effective time of such registration statement or such shorter period in which all Registrable Securities have been sold.

With respect to a shelf registration, Clearwire must (a) prepare and file a shelf registration statement with the SEC as promptly as practicable, but no later than 60 days, after Clearwire becomes eligible to use Form S-3 and (b) use its commercially reasonable efforts to have the shelf registration statement declared effective as promptly as reasonably practicable after filing. Clearwire will be required to use reasonable efforts to keep the shelf registration effective, subject to certain limitations, until the earlier of the date on which (1) all the Registrable Securities have been sold thereunder and (2) another registration statement is filed. For as long as the Strategic Investors, Sprint, Eagle River and Intel are entitled to demand registration of their Clearwire securities, they will be entitled to demand that Clearwire effect an offering, which we refer to as a Takedown, under the shelf registration statement. On that demand, Clearwire will be required to promptly give notice of such requested Takedown to all persons that may be entitled to participate in such offering, and promptly supplement the prospectus included in the shelf registration statement so as to permit the sale of the securities covered by the requested Takedown and any other securities requested to be included by those entitled to participate in such sale, provided that such securities have an aggregate price to the public of not less than $10 million. For as long as the Strategic Investors, Sprint, Eagle River and Intel are entitled to demand registration of their Clearwire securities, they will be entitled to demand that Clearwire effect an underwritten offering under the shelf registration statement.

Clearwire is permitted to postpone the filing of a registration statement, or in the case of a shelf registration, suspend such shelf registration, for up to 90 days in any 12-month period, if Clearwire’s board of directors determines in good faith that the registration and offering (a) would materially and adversely affect or materially interfere with any pending material financing or transaction under consideration by Clearwire or (b) would require disclosure of any information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially and adversely affect Clearwire.

In addition, with respect to underwritten offerings of securities, each of the Strategic Investors, Sprint, Eagle River and Intel agrees that, for a period of 90 days (subject to one extension of not more than 17 days in certain circumstances) after the effective date of the registration statement, it will not (1) transfer or purchase, or enter any agreement to transfer or purchase, any shares of Common Stock or any securities convertible into Common Stock held immediately before the effectiveness of the registration statement for such offering, or (2) subject to certain exceptions, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock.

The Transactions Registration Rights Agreement also provides each of the Strategic Investors, Sprint, Eagle River and Intel with piggyback registration rights such that if Clearwire proposes to file a registration statement in connection with a public offering of any class of Common Stock, with certain limited exceptions, Clearwire will be required to give prompt written notice of such proposed filing to each of the Strategic Investors, Sprint, Eagle River and Intel and register such number of securities as each of the Strategic Investors, Sprint, Eagle River and Intel may request in writing within 20 days of receiving such notice.

In connection with any underwritten offering, if the managing underwriter determines in its good faith that market factors require a reduction in the number of shares that may be offered, the shares that Clearwire is registering for its own account will have first priority to be included in such registration, shares of each of the Strategic Investors, Sprint, Eagle River and Intel will have second priority, and shares held by other holders will have third priority. All piggyback registration rights are in addition to any demand registration rights, and no piggyback registration of shares will relieve Clearwire of its obligation to provide a demand registration in accordance with the Transactions Registration Rights Agreement.

In addition, Clearwire will bear all registration expenses specified in the Transactions Registration Rights Agreement as well as all other expenses incurred by it in connection with the performance of its obligations under the Transactions Registration Rights Agreement. Each of the Strategic Investors, Sprint, Eagle River and Intel will bear all transfer taxes and brokerage and underwriters’ discounts and commissions relating to any registration or sale of their respective shares.

The Transactions Registration Rights Agreement requires Clearwire to indemnify each holder of Registrable Securities against certain losses that may be suffered by such holders in connection with registrations made pursuant to the Transactions Registration Rights Agreement. Furthermore, each holder whose Registrable Securities are included in a registration statement agrees to indemnify Clearwire and each other holder of Registrable Securities to the extent that any losses result from information furnished in writing by that holder expressly for use in the registration statement.

  Operating Agreement

  General

Clearwire Communications is governed by the Operating Agreement, which provides that the business and operations of Clearwire Communications will be managed by Clearwire, as managing member, and sets forth, among other things, certain transfer restrictions on membership interests in Clearwire Communications, rights of first refusal and preemptive rights.

  Allocations and Distributions

Under the Operating Agreement, items of income, gain, loss or deduction of Clearwire Communications generally will be allocated among the members for capital account purposes and for tax purposes in a manner that results in the capital account balance of each member, immediately after making the allocation, being as nearly as possible equal to the amount of the distributions that would be made to the member if Clearwire Communications sold all of its assets for cash and distributed its net assets in liquidation. Under the Operating Agreement, liquidating distributions made by Clearwire Communications generally will be made on a pro rata basis to the holders of Class A non-voting common interests in Clearwire Communications, which we refer to as Clearwire Communications Class A Common Interests, and Clearwire Communications Class B Common Interests, which we refer to together with as Clearwire Communications Common Interests. Accordingly, it is expected that, subject to the discussion of Section 704(c) immediately below, items of income, gain, loss or deduction of Clearwire Communications generally will be allocated among the members, including Clearwire, on a pro rata basis in proportion to the number of Clearwire Communications Common Interests held by each member.

Clearwire (through the merger of the former Clearwire Corporation with and into an indirect subsidiary of Clearwire, with Old Clearwire surviving as a direct, wholly-owned subsidiary of Clearwire Communications) and Sprint transferred to Clearwire Communications assets, which we refer to as built-in gain assets, whose fair market value is greater than the current basis of those assets for tax purposes. Section 704(c) of the Code and the Treasury regulations thereunder require taxpayers that contribute built-in-gain property to a partnership to take into account the difference between the value of the contributed property for capital account purposes (initially equal to the fair market value of the contributed property on contribution) and the tax basis of the property through allocations of income, gain, loss and deduction of the partnership, using one of the permissible methods described in the Treasury regulations under Section 704(c). Under the Operating Agreement, all of the built-in gain assets contributed by Clearwire and 50% of the built-in gain in the assets contributed by Sprint will be accounted for under the so-called “remedial” method. Under that method, the non-contributing members will be allocated “phantom” tax amortization deductions in the amount necessary to cause their tax amortization deductions to be equal to their amortization with respect to the built-in gain assets for capital account purposes, and the contributing member (Clearwire, in the case of Old Clearwire assets) will be allocated a matching item of “phantom” ordinary income. Under the Operating Agreement, the remaining 50% of the built-in gain in the assets contributed by Sprint will be accounted for under the so-called “traditional” method. Under that method, the tax amortization deductions allocated to the non-contributing members with respect to a built-in gain asset are limited to the actual tax amortization arising from that asset. The effect of the traditional method is that some of the burden of the built-in gain on a built-in gain asset is shifted to the non-contributing members, in the form of reduced tax amortization deductions.

If Clearwire Communications sells a built-in gain asset in a taxable transaction, then the tax gain on the sale of the asset generally will be allocated first to the contributing member (Clearwire or Sprint) in an amount up to the remaining (unamortized) portion of the built-in gain that was previously credited to Clearwire or Sprint (as the case may be) for capital account purposes.

In general, under the Operating Agreement, Clearwire Communications may make distributions to its members, including Clearwire, from time to time at the discretion of Clearwire, in its capacity as managing member of Clearwire Communications. Such distributions generally will be made to the members, including Clearwire, on a pro rata basis in proportion to the number of Clearwire Communications Common Interests held by each member at the record date for the distribution. Clearwire Communications generally may not make any distributions, other than tax distributions, to its members unless a corresponding distribution or dividend is paid by Clearwire to its stockholders contemporaneously with the distributions made to the members of Clearwire Communications.

If Clearwire would be liable for tax on the income and gains of Clearwire Communications allocated to it under the Operating Agreement, then three business days prior to each date on which Clearwire is required to make a deposit or payment of taxes, Clearwire Communications will be required to make distributions to its members, generally on a pro rata basis in proportion to the number of Clearwire Communications Common Interests held by each member, in amounts so that the aggregate portion distributed to Clearwire in each instance will be the amount necessary to pay all taxes then reasonably determined by Clearwire to be payable with respect to its distributive share of the taxable income of Clearwire Communications (including any items of income, gain, loss or deduction allocated to Clearwire under the principles of Section 704(c) of the Code), after taking into account all net operating loss deductions and other tax benefits reasonably expected to be available to Clearwire.

Exchange of Interests

The Operating Agreement provides that holders of Clearwire Communications Class B Common Interests (other than Clearwire and its subsidiaries) have the right to exchange one Clearwire Communications Class B Common Interest and one share of Class B Common Stock for one share of Class A Common Stock, subject to adjustment of the exchange rate as provided in the Operating Agreement. In addition, under the Operating Agreement, Sprint or an Investor may effect an exchange of Clearwire Communications Class B Common Interests and Class B Common Stock for Class A Common Stock by transferring to Clearwire a holding company that owns the Clearwire Communications Class B Common Interests and Class B Common Stock in a transaction which the Operating Agreement refers to as a holding company exchange.

At any time that a share of Class B Common Stock is exchanged for a share of Class A Common Stock, one Clearwire Communications Class B Common Interest will be cancelled without any further consideration, and one Clearwire Communications Class A Common Interest and one voting equity interest in Clearwire Communications, which we refer to as Clearwire Communications Voting Interests, will be issued to Clearwire. In general, at any time that shares of Class A Common Stock are redeemed, repurchased, acquired, cancelled or terminated by Clearwire, the managing member will cause the same number of Clearwire Communications Class A Common Interests and the same number of Clearwire Communications Voting Interests held by Clearwire to be redeemed, repurchased, acquired, cancelled or terminated by Clearwire Communications for the same consideration, if any, as the consideration paid by Clearwire for the Class A Common Stock, with the intention that the number of Clearwire Communications Class A Common Interests held by Clearwire will equal the number of shares of Class A Common Stock outstanding.

At any time that Clearwire issues any equity securities (other than compensatory options issued pursuant to an incentive plan or equity securities issued to fund other business activities of Clearwire that have been approved by Clearwire’s board of directors), the following will occur: (1) Clearwire will contribute to the capital of Clearwire Communications an amount of cash equal to the issue price of the Class A Common Stock or other equity securities and (2) Clearwire Communications will issue Clearwire Communications Common Interests or other securities as follows: (a) in the case of an issuance of a number of shares of Class A Common Stock, Clearwire Communications will issue an equal number of Clearwire Communications Class A Common Interests to Clearwire and an equal number of Clearwire Communications Voting Interests registered in the name of Clearwire; and (b) in the case of an issuance of any securities not covered under (a) above, Clearwire Communications will issue to Clearwire an equal number of Clearwire Communications Common Interests or other securities (including Clearwire Communications Voting Interests, if applicable) with rights, terms and conditions that are substantially the same as those of the Clearwire equity securities issued.

Restrictions on Transfer

Subject to certain conditions, members may transfer their interests in Clearwire Communications (either with or without the corresponding shares of Class B Common Stock) to then-existing holders of interests in Clearwire Communications or to certain affiliates of the member. However, the Operating Agreement provides that each member of Clearwire Communications will not permit its interests in Clearwire Communications to be held (whether by initial holders or transferees) by more than a specified number of holders, and will not transfer (whether directly or indirectly) any interest in Clearwire Communications, or take any other action, that would result in Clearwire Communications having more than 100 partners for United States federal income tax purposes.

Further, a member or its transferee may transfer its interests in Clearwire Communications only on notice to Clearwire Communications, in accordance with the Operating Agreement and, in the case of a transferee, on delivery of a required transfer agreement to Clearwire Communications. Unless certain conditions are satisfied, none of Sprint, Intel, the Strategic Investors or their permitted transferees may transfer their respective interests in Clearwire Communications if such transfer or transfers would result in the transferee having voting power in Clearwire equal to or greater than 50% of the voting power that Sprint had at the Closing, as adjusted pursuant to the Transaction Agreement. A member that is a Securities Holding Company (as defined in the Operating Agreement) may transfer its interests in Clearwire Communications through the transfer by the holder of 100% of the securities in such Securities Holding Company of all of its securities in such Securities Holding Company, subject to certain restrictions.

Preemptive Rights

If Clearwire Communications proposes to issue any new equity securities, other than in certain issuances, each member of Clearwire Communications, including Eagle River but excluding Clearwire, has the right to purchase its pro rata share of such equity securities, based on the number of equity securities held by such holder before such issuance. Eagle River’s pro rata share will be determined based on the number of equity securities that correspond to the number of shares of Common Stock that Eagle River would have been entitled to purchase as its pro rata share under the Equityholders’ Agreement had the issued equity securities been Common Stock issued by Clearwire.

Rights of First Offer

If a member desires to transfer any of its Clearwire Communications Common Interests to a person other than a member or permitted transferee of such member, it must first offer to sell such Clearwire Communications Common Interests to the other members (and to Eagle River) on the same terms and conditions as it had proposed to make such transfer. The subject Clearwire Communications Common Interests will be allocated among the accepting members pro rata based on their ownership of Clearwire Communications Common Interests. If the other members accept the offer, collectively, for all but not less than all of the subject Clearwire Communications Common Interests, the members will consummate such purchase. If the offer to the other members is over-subscribed, the subject Clearwire Communications Common Interests will be allocated among the accepting members pro rata based on their then ownership of Clearwire Communications Common Interests. If the offer to the other members is not fully subscribed, the offer shall be deemed to have been rejected and the selling member may proceed with the proposed sale, subject to certain limitations. If Eagle River exercises its right of first offer and acquires Clearwire Communications Common Interests, then, if not previously admitted as a member, it will be admitted as a member of Clearwire Communications by the managing member. Certain transfers are not subject to this right of first offer, however, including transfers that are part of a business combination that constitutes a change of control of Clearwire or Clearwire Communications and certain “spin-off” transactions.

Tag-Along Rights

If the Principal Member (as defined in the Operating Agreement) elects to sell all or any portion of its Clearwire Communications Common Interests, which we refer to as the Sale Interests, in a transaction after which the transferee would hold voting power of Clearwire Communications greater than 50% of the voting power that Sprint had at the Closing, as adjusted pursuant to the Transaction Agreement, each other member (excluding Clearwire, but including Eagle River if Eagle River has become a member) will have the option to sell a pro rata portion of its Clearwire Communications Common Interests, instead of the Sale Interests, and the number of Sale Interests to be sold by the Principal Member will be reduced by the applicable number of Clearwire Communications Common Interests to be included in the sale by the other members.

Other Tax Matters

The Operating Agreement provides that Clearwire Communications will be treated as a partnership for federal and all applicable state and local income tax purposes unless Clearwire causes Clearwire Communications to be treated other than as a partnership in accordance with, and subject to the conditions of, the Equityholders’ Agreement.

Unless there is a “bona fide non-tax business need” (as defined in the Operating Agreement) for doing so, Clearwire Communications and its subsidiaries are precluded from entering into a taxable disposition of former Clearwire assets or former Sprint assets that are intangible property and that would cause the recognition of built-in gain in excess of $10 million to be allocated to Clearwire or Sprint under Section 704(c) of the Code during any period of 36 months. Certain notification procedures must be complied with prior to Clearwire Communications entering into such a disposition.

If Clearwire Communications or any of its subsidiaries enters into a transaction that results in the recognition of any portion of the built-in gain with respect to a former Sprint asset, subject to certain exceptions, Clearwire Communications is required, upon request by Sprint, to make a tax loan to Sprint on specified terms. The principal amount of any tax loan to Sprint will be the amount by which the built-in gain recognized by Sprint on the sale of former Sprint assets exceeds any tax losses allocated by Clearwire Communications to Sprint in the taxable year in which the sale of such built-in gain assets occurs, multiplied by specified tax rates. Interest on any tax loan will be payable by Sprint semiannually at a specified floating rate.

Amendment

The Operating Agreement may be amended by the written consent of the managing member, members (other than the managing member) collectively holding a percentage interest of at least 66 2/3% in Clearwire Communications, the independent designees nominated to Clearwire’s board of directors, and each of Sprint, Intel, and the Strategic Investors as a group, for so long as Sprint, Intel or the Strategic Investors as a group, respectively, has a percentage interest of at least 5% in Clearwire.

Subscription Agreement

Under the Subscription Agreement, on February 27, 2009, CW Investments Holdings LLC, which we refer to as CW Investments, purchased, for an aggregate amount of $10.0 million, 588,235 shares of Class A Common Stock at $17.00 per-share.

Under the Subscription Agreement, for so long as any member of CW Investments is a director of Clearwire, Clearwire must provide such director with a copy of any arrangement or agreement entered into with or on behalf of any other Founding Stockholder (as such term is defined in the Clearwire Charter), board member, board observer, or officer of Clearwire containing a waiver, supplement to or modification of any of the provisions regarding the allocation of corporate opportunities, competing with the business of Clearwire and its subsidiaries or any other matters covered by Article 11 of the Clearwire Charter. Such director, at his option, will be entitled to receive the benefit of any provisions in any such arrangement or agreement that are more favorable, as a whole, to persons party thereto than those set forth in the Clearwire Charter or other existing arrangements to which such director may be subject. While CW Investments does not have a right under the Subscription Agreement to appoint a director to the board of directors of Clearwire, a member of CW Investments, John W. Stanton, has been appointed to Clearwire’s board of directors by a party to the Equityholders’ Agreement. Further, CW Investments will receive certain tag-along rights under the Equityholders’ Agreement and piggyback registration rights under the Transactions Registration Rights Agreement. See the section titled “Related Party Transactions — Relationships among Certain Stockholders, Directors, and Officers of Clearwire — The Equityholders’ Agreement — Tag-Along Rights” on page 51 of this proxy statement.

Motorola Agreements

As a result of the Transactions, we assumed commercial agreements with Motorola where we are committed to purchase certain infrastructure and supply inventory from Motorola. Certain of our subsidiaries are also committed to purchase certain types of network infrastructure products, modems and PC cards we provide to our subscribers exclusively from Motorola through August 2011 and, thereafter, 51% until the term of the agreement is completed on August 29, 2014, as long as certain conditions are satisfied. For the period following the Closing, we paid Motorola $2.4 million under these agreements. The remaining commitment was $10.7 million at December 31, 2008.

Davis Wright Tremaine LLP

The law firm of Davis Wright Tremaine LLP serves as our primary outside counsel, and handles a variety of corporate, transactional, tax and litigation matters. Mr. Wolff, our Co-Chairman, is married to a partner at Davis Wright Tremaine. As a partner, Mr. Wolff’s spouse is entitled to share in a portion of the firm’s total profits, although she has not received any compensation directly from us. For the year ended December 31, 2008, we paid $907,000 to Davis Wright Tremaine for legal services. This does not include fees paid by Old Clearwire.

Indemnification Agreements

We have entered into indemnification agreements that require us to indemnify each of Messrs. Richard Emerson, Stuart Sloan, Wolff, Salemme, Nicolas Kauser, David Perlmutter,

Michael Sabia, Peter Currie and Michelangelo Volpi, some of whom are former directors and officers of Old Clearwire, to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of Old Clearwire or any of its subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Old Clearwire also entered into an indemnification agreement, dated November 13, 2003, with an affiliate of Eagle River, which we refer to as the FFW Indemnification Agreement. Eagle River retains some of our directors and officers, including Mr. McCaw as chairman and chief executive officer, Mr. Wolff as president, and Mr. Salemme as principal. Pursuant to the FFW Indemnification Agreement, we agreed to indemnify, defend and hold harmless FFW and any of its directors, officers, partners, employees, agents and spouses and each of its and their affiliates, each, an Indemnitee, to the fullest extent permitted by law for any claims made against an Indemnitee by reason of the fact that the Indemnitee is, was or may be deemed a stockholder, director, officer, employee, controlling person, agent or fiduciary of Old Clearwire or any of its subsidiaries. We are obligated to pay the expenses of any Indemnitee in connection with any claims which are subject to the agreement.

On December 4, 2008, we entered into Indemnification Agreements with each of our directors and executive officers then in office. We also entered into Indemnification Agreements with each director and executive officer joining after that date. Under the Indemnification Agreement, we have agreed to indemnify each director and executive officer against liability arising out of the individual’s performance of his or her duties to Clearwire. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the Indemnification Agreement.

In addition, we have also agreed to indemnify our officers and directors pursuant to the terms of the Clearwire Charter, which provides for indemnification of our directors and executive officers who have not otherwise entered into an indemnification agreement with us as described above. The Clearwire Charter allows us to indemnify our officers and directors to the fullest extent permitted by the DGCL or other applicable law. It also contains provisions that provide for the indemnification of our directors for third party actions and actions by or in the right of Clearwire that mirror Section 145 of the DGCL.

We also have and intend to maintain director and officer liability insurance, subject to the terms of the Equityholders’ Agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted with respect to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REPORT OF THE AUDIT COMMITTEE

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s accounting and financial reporting processes and its internal and external audit processes. The Audit Committee has implemented procedures to ensure that it devotes the attention necessary to each of the matters assigned to it under its charter.

In discharging its oversight responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and related footnotes for the fiscal year ended December 31, 2008 and the independent registered public accountants’ report on those financial statements, with our management and with Deloitte & Touche, our independent registered public accountants. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche presented the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” as adopted by the Public Company Accounting Oversight Board and SEC Regulation S-X, Rule 2-07.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accountants. Consistent with its charter, the Audit Committee has evaluated Deloitte & Touche’s qualifications, performance, and independence, including that of the lead audit partner. In addition, Deloitte & Touche has provided the Audit Committee with the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence and the Audit Committee has engaged in dialogue with Deloitte & Touche about their independence.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC, and selected Deloitte & Touche as the independent registered public accounting firm for fiscal year 2009. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

AUDIT COMMITTEE

Peter L.S. Currie (Chair)
Craig O. McCaw
John W. Stanton

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Deloitte & Touche as the Company’s independent registered public accountants for the fiscal year 2009, and the Board of Directors is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accountants, the Board considers the selection of the independent registered public accountant to be an important matter of stockholder concern and is submitting the selection of Deloitte & Touche for ratification by stockholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of Common Stock represented at the annual meeting is required to approve the ratification of the selection of Deloitte & Touche as the Company’s independent registered public accountant for the current fiscal year.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

For accounting purposes, the Transactions are treated as a reverse acquisition, with the assets and operations of the WiMAX business contributed from Sprint, which we refer to as the Sprint WiMAX Business, deemed to be the accounting acquirer.

KPMG LLP is the independent registered public accountant for Sprint and its subsidiaries, which included the Sprint WiMAX Business prior to the closing of the Transactions, the Company’s accounting predecessor. KPMG LLP audited the financial statements of the WiMAX Operations of Sprint Nextel Corporation as of December 31, 2007 and for the year then ended.

Deloitte & Touche was the independent registered public accountant for Old Clearwire and its subsidiaries. Deloitte & Touche audited the consolidated financial statements of Old Clearwire as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007.

The retention of Deloitte & Touche LLP as the independent registered public accountant for the Company was approved by the audit committee of Old Clearwire, which was then the sole parent company of the Company, on October 10, 2008, and subsequently ratified by the Audit Committee of the Company on January 14, 2009. Deloitte & Touche has audited the consolidated financial statements of the Company as of December 31, 2008 and for the year then ended.

In connection with the financial statements of the WiMAX Operations of Sprint Nextel Corporation for the fiscal year ended December 31, 2007, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make references in connection with their opinion to the subject matter of the disagreement (and there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K). Additionally, the audit report of KPMG LLP on the financial statements of the WiMAX Operations of Sprint Nextel Corporation for the year ended December 31, 2007 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed to Old Clearwire and us for the audit and other services provided by Deloitte & Touche during the years ended December 31, 2007 and 2008 (in thousands):

	2007	2008

Audit Fees:(1)
Audit Fees	$3,219	$2,380
Transactions-related Audit Fees	-	1,486

Total Audit Fees	3,219	3,866
Audit Related Fees(2)	-	636
Tax Fees(3)	210	115
All Other Fees	-	-

Total Fees	$3,429	$4,617

(1)	Audit Fees: This category represents fees for the audit of our annual consolidated financial statements, the reviews of our interim consolidated financial statements, and subsidiary audits performed in connection with statutory or regulatory requirements. The Transactions-related fees portion of the audit fees for 2008 include $1,486,000 related to attest services provided in connection with the Transactions, related SEC filings, the application of purchase accounting, and related accounting consultations.

(2)	Audit-related Fees: This category represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, including attest services not required by statute or regulations. Audit-related fees in 2008 include $174,000 of services related to due diligence and agreed-upon procedures provided in connection with the Transactions.

(3)	Tax Fees: This category represents tax compliance and tax advisory services, including foreign tax return preparation and requests for rulings or technical advice from tax authorities.

All audit and non-audit services provided by Deloitte &Touche to us must be pre-approved in advance by our Audit Committee unless the following conditions are met:

•	The service is one of a set of permitted services that the independent registered public accountant is allowed to provide; and

•	The services are brought to the attention of the Audit Committee and approved prior to the completion of the annual audit.

All other permitted services must be pre-approved by either the audit committee or a delegate of the Audit Committee. If pre-approval is obtained from a delegate of the Audit Committee, the service may be performed provided that the service must be presented to the Audit Committee at the next scheduled meeting.

Annual Meeting

Representatives of Deloitte & Touche, independent registered public accountant for the Company for fiscal 2008 and the current fiscal year, will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

OTHER BUSINESS

Solicitation of Proxies

The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company will bear the cost of solicitations and the fees charged by Broadridge Financial Solutions, Inc.

Deadline and Procedures for Submitting Proposals for the 2010 Annual Meeting

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy for the 2010 annual meeting must be received no later than December 28, 2009. In addition the Company’s Bylaws provide for the timing and content of notice that stockholders must provide to the Company’s secretary at 4400 Carillon Point, Kirkland, Washington 98033, for business to be properly brought before the annual meeting by a stockholder. Pursuant to these provisions, notice must be received by the Company not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting; provided, however, that if the date of the meeting has been changed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be received no later than the close of business on the earlier of the 7th day following the date on which the notice of the meeting was mailed or a public announcement of the meeting first was made by the Company.

Other Matters

The Board of Directors is submitting these matters to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of the Board of Directors

Broady R. Hodder

Secretary

Dated: April 30, 2009

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2008 is available without charge upon written request to: Secretary, Clearwire Corporation, 4400 Carillon Point, Kirkland, WA 98033.

PARKING FACILITY AND DRIVING DIRECTIONS

DRIVING DIRECTIONS	PARKING

•    From Seattle via SR-520:

     •    Take SR-520(Evergreen Bridge) heading East.

     •    Take the Lake Washington Blvd NE / Kirkland exit.

     •    Continue North on Lake Washington Blvd NE to the light at Lakeview Drive.

     •    Turn left into Carillon Point and drive through the four-way stop and follow the signage to the public parking garage (which is on the left immediately after the Starbucks).
Make the first left after the Starbucks (on the left-hand side) into the underground parking garage. Follow the signs which direct you to the right and continue right to park. After parking, follow signage in the garage to the double doors which lead to the Woodmark Hotel Marina Room. Please bring your parking ticket as we will validate parking for 1 1/2 hours. Valet parking is also available in the Carillon Point Plaza roundabout for $5.

•    From Bellevue:

     •   Take Bellevue Way heading North.

     •    Continue North on Lake Washington Blvd NE to the light at Lakeview Drive.

     •    Turn left into Carillon Point and drive through the four-way stop and follow the signage to the public parking garage (which is on the left immediately after the Starbucks).

•    From Sea-Tac Airport:
     •   Follow signs to I-405 North/Renton.

     •    Continue North approximately 18 miles.

     •    Take Exit #17, the NE 70th Place exit.

     •    Take a left at the first light and a left at the next light, NE 70th.

     •    Continue SW 1.5 miles to the intersection of Lake Washington Blvd and the entrance to Carillon Point.

     •    Enter Carillon Point and drive through the four-way stop and follow the signage to the public parking garage (which is on the left immediately after the Starbucks).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.	☐
The Board of Directors recommends that you vote FOR the following: 1. Election of Directors	☐	☐	☐

	Nominees

01	Craig O. McCaw	02	Jose A. Collazo	03	Keith O. Cowan	04	Peter L.S. Currie	05	Steven L. Elfman
06	Dennis S. Hersch	07	Daniel R. Hesse	08	Frank Ianna	09	Sean Maloney	10	Brian P. McAndrews
11	Theodore H. Schell	12	John W. Stanton

The Board of Directors recommends you vote FOR the following proposal(s) :		For	Against	Abstain

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as Clearwire Corporation’s independent registered public accountants for the fiscal year 2009.	☐	☐	☐

NOTE: This proxy will also be voted by the appointed proxy or proxies on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting.	Yes ☐	No ☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES
		JOB #			CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, ☐ Notice ☐ Proxy Statement is/are available at www.proxyvote.com.

CLEARWIRE CORPORATION This proxy is solicited by the Board of Directors Annual Meeting of the Stockholders
June 17, 2009 09:00 AM PDT

The stockholder(s) hereby appoint(s) William T. Morrow, David J. Sach, or Broady R. Hodder, and each of them singly, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and/or Class B common stock of Clearwire Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of the Stockholder(s) of Clearwire Corporation to be held at 09:00 AM, PDT on June 17, 2009, at the Woodmark Hotel Marina Room, 1200 Carillon Point, Kirkland, Washington 98033, and any adjournment or postponement thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side